Item 8.  Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
of Molina Healthcare, Inc.
We have audited the accompanying consolidated balance sheets of Molina Healthcare, Inc. (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Molina Healthcare, Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Molina Healthcare, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 26, 2016 expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP
Los Angeles, California
February 26, 2016, except for Note 23, as to which the date is July 28, 2016

MOLINA HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
	(Amounts in millions, except per-share data)
ASSETS
Current assets:
Cash and cash equivalents	$2,329	$1,539
Investments	1,801	1,019
Receivables	597	596
Income taxes refundable	13	—
Prepaid expenses and other current assets	192	49
Derivative asset	374	—
Total current assets	5,306	3,203
Property, equipment, and capitalized software, net	393	341
Deferred contract costs	81	54
Intangible assets, net	122	89
Goodwill	519	272
Restricted investments	109	102
Derivative asset	—	329
Deferred income taxes	18	15
Other assets	28	30
	$6,576	$4,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$1,685	$1,201
Amounts due government agencies	729	527
Accounts payable and accrued liabilities	362	242
Deferred revenue	223	196
Income taxes payable	—	9
Current portion of long-term debt	449	—
Derivative liability	374	—
Total current liabilities	3,822	2,175
Senior notes	962	690
Lease financing obligations	198	157
Lease financing obligations - related party	—	40
Derivative liability	—	329
Other long-term liabilities	37	34
Total liabilities	5,019	3,425
Stockholders’ equity:
Common stock, $0.001 par value; 150 shares authorized; outstanding: 56 shares at December 31, 2015 and 50 shares at December 31, 2014	—	—
Preferred stock, $0.001 par value; 20 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	803	396
Accumulated other comprehensive loss	(4)	(1)
Retained earnings	758	615
Total stockholders’ equity	1,557	1,010
	$6,576	$4,435

See accompanying notes.

MOLINA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2015	2014	2013
	(In millions, except per-share data)
Revenue:
Premium revenue	$13,241	$9,023	$6,179
Service revenue	253	210	205
Premium tax revenue	397	294	172
Health insurer fee revenue	264	120	—
Investment income	18	8	7
Other revenue	5	12	26
Total revenue	14,178	9,667	6,589
Operating expenses:
Medical care costs	11,794	8,076	5,380
Cost of service revenue	193	157	161
General and administrative expenses	1,146	765	666
Premium tax expenses	397	294	172
Health insurer fee expenses	157	89	—
Depreciation and amortization	104	93	73
Total operating expenses	13,791	9,474	6,452
Operating income	387	193	137
Other expenses, net:
Interest expense	66	57	52
Other (income) expense, net	(1)	1	4
Total other expenses, net	65	58	56
Income from continuing operations before income tax expense	322	135	81
Income tax expense	179	73	36
Income from continuing operations	143	62	45
Income from discontinued operations, net of tax expense (benefit) of $0, $0, and $(10), respectively	—	—	8
Net income	$143	$62	$53

Basic net income per share:
Income from continuing operations	$2.75	$1.34	$0.98
(Loss) income from discontinued operations	—	(0.01)	0.18
Basic net income per share	$2.75	$1.33	$1.16
Diluted net income per share:
Income from continuing operations	$2.58	$1.30	$0.96
(Loss) income from discontinued operations	—	(0.01)	0.17
Diluted net income per share	$2.58	$1.29	$1.13
Weighted average shares outstanding:
Basic	52	47	46
Diluted	56	48	47

See accompanying notes.

MOLINA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Net income	$143	$62	$53
Other comprehensive income (loss):
Unrealized investment loss	(5)	—	(1)
Effect of income tax benefit	2	—	—
Other comprehensive loss, net of tax	(3)	—	(1)
Comprehensive income	$140	$62	$52

See accompanying notes.

MOLINA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Treasury Stock
	Outstanding	Amount					Total
	(In millions)
Balance at January 1, 2013	47	$—	$285	$—	$500	$(3)	$782
Net income	—	—	—	—	53	—	53
Other comprehensive loss, net	—	—	—	(1)	—	—	(1)
Purchase of treasury stock	(2)	—	—	—	—	(53)	(53)
Retirement of treasury stock	—	—	(56)	—	—	56	—
Issuance of warrants	—	—	79	—	—	—	79
Share-based compensation	1	—	31	—	—	—	31
Tax benefit from share-based compensation	—	—	2	—	—	—	2
Balance at December 31, 2013	46	—	341	(1)	553	—	893
Net income	—	—	—	—	62	—	62
Convertible senior notes transactions, including issuance costs	2	—	22	—	—	—	22
Share-based compensation	2	—	30	—	—	—	30
Tax benefit from share-based compensation	—	—	3	—	—	—	3
Balance at December 31, 2014	50	—	396	(1)	615	—	1,010
Net income	—	—	—	—	143	—	143
Other comprehensive loss, net	—	—	—	(3)	—	—	(3)
Common stock offering, including issuance costs	6	—	373	—	—	—	373
Share-based compensation	—	—	26	—	—	—	26
Tax benefit from share-based compensation	—	—	8	—	—	—	8
Balance at December 31, 2015	56	$—	$803	$(4)	$758	$—	$1,557

See accompanying notes.

MOLINA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Operating activities:
Net income	$143	$62	$53
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	126	134	94
Deferred income taxes	(7)	(2)	(32)
Share-based compensation	23	22	29
Amortization of convertible senior notes and lease financing obligations	30	27	23
Other, net	19	7	18
Changes in operating assets and liabilities, net of effects from acquisitions:
Receivables	56	(298)	(149)
Prepaid expenses and other current assets	(35)	(20)	(23)
Medical claims and benefits payable	482	531	175
Amounts due government agencies	202	470	28
Accounts payable and accrued liabilities	84	11	33
Deferred revenue	24	74	(20)
Income taxes	(22)	42	(39)
Net cash provided by operating activities	1,125	1,060	190
Investing activities:
Purchases of investments	(1,923)	(953)	(770)
Proceeds from sales and maturities of investments	1,126	633	400
Purchases of equipment	(132)	(115)	(98)
Increase in restricted investments	(6)	(34)	(19)
Net cash paid in business combinations	(450)	(44)	(62)
Other, net	(35)	(23)	6
Net cash used in investing activities	(1,420)	(536)	(543)
Financing activities:
Proceeds from senior notes offerings, net of issuance costs	689	123	538
Proceeds from common stock offering, net of issuance costs	373	—	—
Proceeds from sale-leaseback transactions	—	—	159
Purchase of call option	—	—	(149)
Proceeds from issuance of warrants	—	—	75
Contingent consideration liabilities settled	—	(50)	—
Treasury stock purchases	—	—	(53)
Principal payments on term loan	—	—	(48)
Repayment of amount borrowed under credit facility	—	—	(40)
Proceeds from employee stock plans	18	14	9
Principal payments on convertible senior notes	—	(10)	—
Other, net	5	2	2
Net cash provided by financing activities	1,085	79	493
Net increase in cash and cash equivalents	790	603	140
Cash and cash equivalents at beginning of period	1,539	936	796
Cash and cash equivalents at end of period	$2,329	$1,539	$936

See accompanying notes.

MOLINA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

	Year Ended December 31,
	2015	2014	2013
	(Amounts in millions)

Supplemental cash flow information:

Cash paid during the period for:
Income taxes	$197	$30	$95
Interest	$38	$29	$35

Schedule of non-cash investing and financing activities:
Senior notes exchange transaction	$—	$177	$—
Retirement of treasury stock	$—	$—	$56
Increase in non-cash lease financing obligation - related party	$—	$14	$27
Common stock used for stock-based compensation	$(15)	$(9)	$(8)

Details of business combinations:
Fair value of assets acquired	$(389)	$(52)	$(122)
Fair value of liabilities assumed	41	—	—
Fair value of contingent consideration liabilities incurred	—	—	60
Payable to seller	—	8	—
Amounts advanced for acquisitions	(102)	—	—
Net cash paid in business combinations	$(450)	$(44)	$(62)

Details of change in fair value of derivatives, net:
Gain on 1.125% Notes Call Option	$45	$143	$37
Loss on 1.125% Notes Conversion Option	(45)	(143)	(37)
Loss on 1.125% Warrants	—	—	(4)
Change in fair value of derivatives, net	$—	$—	$(4)

See accompanying notes.

MOLINA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of Presentation
Organization and Operations
Molina Healthcare, Inc. provides quality health care to people receiving government assistance. We offer cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals, and to assist government agencies in their administration of the Medicaid program. We have three reportable segments. These segments include our Health Plans and Molina Medicaid Solutions segments, which comprise the vast majority of our operations, and our Other segment. As of December 31, 2015, we changed our reporting structure as a result of the Pathways acquisition in November 2015, which is reported in Other. See Note 20, "Segment Information," for further details.
Our Health Plans segment consists of health plans in 11 states and the Commonwealth of Puerto Rico, and includes our direct delivery business. As of December 31, 2015, these health plans served over 3.5 million members eligible for Medicaid, Medicare, and other government-sponsored health care programs for low-income families and individuals. Additionally, we serve Health Insurance Marketplace members, most of whom receive government premium subsidies. The health plans are operated by our respective wholly owned subsidiaries in those states, each of which is licensed as a health maintenance organization (HMO). Our direct delivery business consists primarily of the operation of primary care clinics in several states in which we operate.
Our health plans’ state Medicaid contracts generally have terms of three to four years. These contracts typically contain renewal options exercisable by the state Medicaid agency, and allow either the state or the health plan to terminate the contract with or without cause. Our health plan subsidiaries have generally been successful in retaining their contracts, but such contracts are subject to risk of loss when a state issues a new request for proposals (RFP) open to competitive bidding by other health plans. If one of our health plans is not a successful responsive bidder to a state RFP, its contract may be subject to non-renewal.
In addition to contract renewal, our state Medicaid contracts may be periodically amended to include or exclude certain health benefits (such as pharmacy services, behavioral health services, or long-term care services); populations such as the aged, blind or disabled (ABD); and regions or service areas.
Our Molina Medicaid Solutions segment provides business processing and information technology development and administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, West Virginia, and the U.S. Virgin Islands, and drug rebate administration services in Florida.
Our Other segment includes other businesses, such as our Pathways behavioral health and social services provider, that do not meet the quantitative thresholds for a reportable segment as defined by U.S. generally accepted accounting principles (GAAP), as well as corporate amounts not allocated to other reportable segments.
Market Update—Other
Pathways. On November 1, 2015, we acquired all of the outstanding ownership interests in Pathways Health and Community Support LLC (Pathways), formerly known as Providence Human Services, LLC. Pathways is one of the largest national providers of accessible, outcome-based behavioral/mental health and social services with operations in 23 states and the District of Columbia. See Note 4, "Business Combinations," for further information.
Market Updates—Health Plans
Medicare-Medicaid Plans. To coordinate care for those who qualify to receive both Medicare and Medicaid services (the "dual eligible"), and to deliver services to these individuals in a more financially efficient manner, some states have undertaken demonstration programs to integrate Medicare and Medicaid services for dual eligible individuals. The health plans participating in such demonstrations are referred to as Medicare-Medicaid Plans (MMPs). We operate MMPs in six states. Our MMPs in California, Illinois, and Ohio offered coverage beginning in 2014; our MMPs in South Carolina and Texas offered coverage beginning in the first quarter of 2015; and our MMP in Michigan offered coverage beginning in the second quarter of 2015. At December 31, 2015, our membership included approximately 51,000 integrated MMP members.
Florida. On November 1, 2015, our Florida health plan closed on its acquisition of the Medicaid contracts, and certain assets related to operation of the Medicaid business, of Integral Health Plan, Inc. See Note 4, "Business Combinations," for further information.
On August 1, 2015, our Florida health plan closed on its acquisition of the Medicaid contracts, and certain assets related to the operation of the Medicaid business, of Preferred Medical Plan, Inc. See Note 4, "Business Combinations," for further information.

Illinois. On January 1, 2016, our Illinois health plan closed on its acquisition of the Medicaid membership, and certain assets related to the Medicaid business of, Accountable Care Chicago, LLC, also known as MyCare Chicago. We assumed approximately 58,000 Medicaid members in this acquisition.
On January 1, 2016, our Illinois health plan closed on its acquisition of the Medicaid membership, and certain assets related to the Medicaid business, of Loyola Physician Partners, LLC. We assumed approximately 21,000 Medicaid members in this acquisition.
On November 30, 2015, we announced that our Illinois health plan entered into an agreement to assume the membership and certain Medicaid assets of Better Health Network, LLC (Better Health). As of November 30, 2015, Better Health served approximately 40,000 members in the Medicaid Family Health program in Cook County. Subject to regulatory approvals and the satisfaction of other closing conditions, we expect the transaction to close during the first half of 2016.
Michigan. On January 1, 2016, our Michigan health plan closed on its acquisition of the Medicaid and MIChild membership, and certain Medicaid and MIChild assets, of HAP Midwest Health Plan, Inc. We assumed approximately 81,000 Medicaid and MIChild members in this acquisition.
In October 2015, the Michigan Department of Health and Human Services announced that Molina Healthcare of Michigan was recommended to serve the state's Medicaid members under Michigan's Comprehensive Health Plan, which commenced on January 1, 2016. The new contract has a five-year term with three one-year extensions, and covers Regions 2 through 6, and 8 through 10 of the state, representing an expansion into 18 additional counties compared with the previous Michigan Medicaid contract.
On September 1, 2015, our Michigan health plan closed on its acquisition of the Medicaid and MIChild contracts, and certain provider agreements, of HealthPlus of Michigan and its subsidiary, HealthPlus Partners, Inc. See Note 4, "Business Combinations," for further information.
Puerto Rico. Effective April 1, 2015, our Puerto Rico health plan served its first members. As of December 31, 2015, our Puerto Rico plan enrollment amounted to approximately 348,000 members.
Washington. In November 2015, our Washington health plan was selected by the Washington State Health Care Authority (HCA) to negotiate and enter into managed care contracts for the Southwest region of the state's Apple Health Fully Integrated Managed Care Program. Molina Healthcare of Washington was selected by HCA pursuant to the request for proposal HCA issued in August 2015. The start date for the new contract is scheduled for April 1, 2016.
On January 1, 2016, our Washington health plan closed on its acquisition of the Medicaid membership and certain Medicaid assets of Columbia United Providers, Inc. We assumed approximately 57,000 Medicaid members in this acquisition.
Market Update—Molina Medicaid Solutions
New Jersey. On April 9, 2015, the state of New Jersey announced its selection of Molina Medicaid Solutions to design and operate that state's new Medicaid management information system (MMIS). The new contract was effective May 1, 2015, and has a term of 10 years with three one-year renewal options. Molina Medicaid Solutions was the state's incumbent MMIS provider, and was awarded the new contract as a result of Molina Medicaid Solutions' submission in response to the state of New Jersey's request for proposals.
Consolidation
The consolidated financial statements include the accounts of Molina Healthcare, Inc., its subsidiaries, and variable interest entities in which Molina Healthcare, Inc. is considered to be the primary beneficiary. See Note 18, "Variable Interest Entities (VIEs)," for more information regarding these variable interest entities. In the opinion of management, all adjustments considered necessary for a fair presentation of the results as of the date and for the periods presented have been included; such adjustments consist of normal recurring adjustments. All significant inter-company balances and transactions have been eliminated in consolidation. Financial information related to subsidiaries acquired during any year is included only for periods subsequent to their acquisition.
Presentation and Reclassifications
Beginning in 2013, after our Medicaid contract with the state of Missouri expired, we have reported the results relating to the Missouri health plan as discontinued operations for all periods presented. Additionally, we abandoned our equity interests in the Missouri health plan during the second quarter of 2013, resulting in the recognition of a tax benefit of $10 million, which is also included in discontinued operations in the consolidated statements of income. The Missouri health plan's premium revenues were insignificant for all periods presented.

We have reclassified certain amounts in the 2014 consolidated balance sheet to conform to the 2015 presentation relating to the presentation of deferred taxes and debt issuance costs. Both reclassifications are a result of recently adopted accounting pronouncements. See Note 2, "Significant Accounting Policies," for further information.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Principal areas requiring the use of estimates include:

•	The determination of medical claims and benefits payable of our Health Plans segment;

•	Health plan contractual provisions that may limit revenue recognition based upon the costs incurred or the profits realized under a specific contract;

•	Health plan quality incentives that allow us to recognize incremental revenue if certain quality standards are met;

•	Molina Medicaid Solutions segment revenue and cost recognition;

•	Settlements under risk or savings sharing programs;

•	The assessment of deferred contract costs, deferred revenue, long-lived and intangible assets, and goodwill for impairment;

•	The determination of professional and general liability claims, and reserves for potential absorption of claims unpaid by insolvent providers;

•	The determination of reserves for the outcome of litigation;

•	The determination of valuation allowances for deferred tax assets; and

•	The determination of unrecognized tax benefits.
2. Significant Accounting Policies
Cash and Cash Equivalents
Cash and cash equivalents consist of cash and short-term, highly liquid investments that are both readily convertible into known amounts of cash and have a maturity of three months or less on the date of purchase.
Investments
Our investments are principally held in debt securities, which are grouped into two separate categories for accounting and reporting purposes: available-for-sale securities, and held-to-maturity securities. Available-for-sale securities are recorded at fair value and unrealized gains and losses, if any, are recorded in stockholders’ equity as other comprehensive income, net of applicable income taxes. Held-to-maturity securities are recorded at amortized cost, which approximates fair value, and unrealized holding gains or losses are not generally recognized. Realized gains and losses and unrealized losses judged to be other than temporary with respect to available-for-sale and held-to-maturity securities are included in the determination of net income. The cost of securities sold is determined using the specific-identification method.
Our investment policy requires that all of our investments have final maturities of 10 years or less (excluding variable rate securities where interest rates may be periodically reset), and that the average maturity be three years or less. Investments and restricted investments are subject to interest rate risk and will decrease in value if market rates increase. Declines in interest rates over time will reduce our investment income.
In general, our available-for-sale securities are classified as current assets without regard to the securities’ contractual maturity dates because they may be readily liquidated. We monitor our investments for other-than-temporary impairment. For comprehensive discussions of the fair value and classification of our current and non-current investments, see Note 5, "Fair Value Measurements," Note 6, "Investments," and Note 10, "Restricted Investments."
Receivables
Receivables are readily determinable and because our creditors are primarily state governments, our allowance for doubtful accounts is immaterial. Any amounts determined to be uncollectible are charged to expense when such determination is made. See Note 7, "Receivables."

Property, Equipment, and Capitalized Software
Property and equipment are stated at historical cost. Replacements and major improvements are capitalized, and repairs and maintenance are charged to expense as incurred. Furniture and equipment are generally depreciated using the straight-line method over estimated useful lives ranging from three to seven years. Software developed for internal use is capitalized. Software is generally amortized over its estimated useful life of three years. Leasehold improvements are amortized over the term of the lease, or over their useful lives from five to 10 years, whichever is shorter. Buildings are depreciated over their estimated useful lives of 31.5 to 40 years. See Note 8, "Property, Equipment, and Capitalized Software."
As discussed below, the costs associated with certain of our Molina Medicaid Solutions segment equipment and software are capitalized and recorded as deferred contract costs. Such costs are amortized on a straight-line basis over the shorter of the useful life or the contract period.
Depreciation and Amortization
Depreciation and amortization related to our Health Plans segment is all recorded in "Depreciation and amortization" in the consolidated statements of income. Depreciation and amortization related to our Molina Medicaid Solutions segment is recorded within three different headings in the consolidated statements of income as follows:

•	Amortization of purchased intangibles relating to customer relationships is reported as amortization within the heading "Depreciation and amortization;"

•	Amortization of purchased intangibles relating to contract backlog is recorded as a reduction of "Service revenue;" and

•	Amortization of capitalized software is recorded within the heading "Cost of service revenue."
The following table presents all depreciation and amortization recorded in our consolidated statements of income, regardless of whether the item appears as depreciation and amortization, a reduction of revenue, or as cost of service revenue.

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Depreciation, and amortization of capitalized software, continuing operations	$87	$75	$55
Amortization of intangible assets, continuing operations	17	18	18
Depreciation and amortization, continuing operations	104	93	73
Amortization recorded as reduction of service revenue	1	3	3
Amortization of capitalized software recorded as cost of service revenue	21	38	18
Depreciation and amortization reported in the statement of cash flows	$126	$134	$94
Long-Lived Assets, including Intangible Assets
Long-lived assets consist primarily of property, equipment, capitalized software and intangible assets. Finite-lived, separately-identified intangible assets acquired in business combinations are assets that represent future expected benefits but lack physical substance (such as purchased contract rights and provider contracts). Intangible assets are initially recorded at fair value and are then amortized on a straight-line basis over their expected useful lives, generally between two and 15 years.
Our intangible assets are subject to impairment tests when events or circumstances indicate that a finite-lived intangible asset’s (or asset group’s) carrying value may not be recoverable. Consideration is given to a number of potential impairment indicators. For example, our health plan subsidiaries have generally been successful in obtaining the renewal by amendment of their contracts in each state prior to the actual expiration of their contracts. However, there can be no assurance that these contracts will continue to be renewed.
Following the identification of any potential impairment indicators, to determine whether an impairment exists, we would compare the carrying amount of a finite-lived intangible asset with the undiscounted cash flows that are expected to result from the use of the asset or related group of assets. If it is determined that the carrying amount of the asset is not recoverable, the amount by which the carrying value exceeds the estimated fair value is recorded as an impairment.
No significant impairment charges relating to long-lived assets, including intangible assets, were recorded in the years ended December 31, 2015, 2014, and 2013.

Goodwill
Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill is not amortized, but is subject to an annual impairment test. Tests are performed more frequently if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.
To determine whether goodwill is impaired, we measure the fair values of our reporting units and compare them to the carrying values of the respective units, including goodwill. If the fair value is less than the carrying value of the reporting unit, then the implied value of goodwill would be calculated and compared with the carrying amount of goodwill to determine whether goodwill is impaired.
We estimate the fair values of our reporting units using discounted cash flows. To determine fair values, we must make assumptions about a wide variety of internal and external factors. Significant assumptions used in the impairment analysis include financial projections of free cash flow (including significant assumptions about operations, capital requirements and income taxes), long-term growth rates for determining terminal value, and discount rates.
No impairment charges relating to goodwill were recorded in the years ended December 31, 2015, 2014, and 2013.
Business Combinations
Accounting for acquisitions requires us to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of income. Refer to Note 4, "Business Combinations," for further details regarding our 2015 acquisitions.
Restricted Investments
Restricted investments, which consist of certificates of deposit and U.S. treasury securities, are designated as held-to-maturity and are carried at amortized cost, which approximates fair value. The use of these funds is limited to specific purposes as required by regulation in the various states in which we operate, or as protection against the insolvency of capitated providers. We have the ability to hold our restricted investments until maturity and, as a result, we would not expect the value of these investments to decline significantly due to a sudden change in market interest rates. See Note 10, "Restricted Investments."
Delegated Provider Insolvency
Circumstances may arise where providers to whom we have delegated risk are unable to pay claims they have incurred with third parties in connection with referral services (including hospital inpatient services) provided to our members. The inability of delegated providers to pay referral claims presents us with both immediate financial risk and potential disruption to member care. Depending on states’ laws, we may be held liable for such unpaid referral claims even though the delegated provider has contractually assumed such risk. Additionally, competitive pressures may force us to pay such claims even when we have no legal obligation to do so. To reduce the risk that delegated providers are unable to pay referral claims, we monitor the operational and financial performance of such providers. We also maintain contingency plans that include transferring members to other providers in response to potential network instability.
In certain instances, we have required providers to place funds on deposit with us as protection against their potential insolvency. These reserves are frequently in the form of segregated funds received from the provider and held by us or placed in a third-party financial institution. These funds may be used to pay claims that are the financial responsibility of the provider in the event the provider is unable to meet these obligations. Additionally, we have recorded liabilities for estimated losses arising from provider instability or insolvency in excess of provider funds on deposit with us. Such liabilities were not material at December 31, 2015 and 2014.
Premium Revenue - Health Plans
Premium revenue is generated primarily from our Medicaid, Medicare and Marketplace contracts, including agreements with other managed care organizations for which we operate as a subcontractor. Premium revenue is generally received based on per member per month (PMPM) rates established in advance of the periods covered. These premium revenues are recognized in the month that members are entitled to receive health care services, and premiums collected in advance are deferred. The state Medicaid programs and the federal Medicare program periodically adjust premium. Additionally, many of our contracts contain provisions that may adjust or limit revenue or profit, as described below. Consequently, we recognize premium revenue as it is earned under such provisions.
The following table summarizes premium revenue from continuing operations for the periods indicated:

	Year Ended December 31,
	2015		2014		2013
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in millions)
California	$2,200	16.6%	$1,523	16.9%	$750	12.1%
Florida	1,199	9.0	439	4.9	265	4.3
Illinois	397	3.0	153	1.7	8	0.1
Michigan	1,067	8.1	781	8.7	676	11.0
New Mexico	1,237	9.3	1,076	11.9	447	7.2
Ohio	2,034	15.4	1,553	17.2	1,099	17.8
Puerto Rico	567	4.3	—	—	—	—
South Carolina	348	2.6	381	4.2	—	—
Texas	1,961	14.8	1,318	14.6	1,291	20.9
Utah	331	2.5	310	3.4	311	5.0
Washington	1,602	12.1	1,305	14.5	1,168	18.9
Wisconsin	261	2.0	156	1.7	143	2.3
Direct delivery	37	0.3	28	0.3	21	0.4
	$13,241	100.0%	$9,023	100.0%	$6,179	100.0%
Certain components of premium revenue are subject to accounting estimates and fall into the following categories:
Contractual Provisions That May Adjust or Limit Revenue or Profit
Medicaid
Medical Cost Floors (Minimums), Medical Cost Corridors, and Administrative Cost Ceilings (Maximums): A portion of certain premiums received by our health plans may be returned if certain minimum amounts are not spent on defined medical care costs. In the aggregate, we recorded a liability under the terms of such contract provisions of $224 million and $392 million at December 31, 2015 and December 31, 2014, respectively, to amounts due government agencies. Approximately $208 million of the liability accrued at December 31, 2015 relates to our participation in Medicaid expansion programs.
In certain circumstances, the health plans may receive additional premiums if amounts spent on medical care costs exceed a defined maximum threshold. We had $3 million recorded at December 31, 2015 relating to such provisions. No such receivables were recorded at December 31, 2014.
Profit Sharing and Profit Ceiling: Our contracts with certain states contain profit-sharing or profit ceiling provisions under which we refund amounts to the states if our health plans generate profit above a certain specified percentage, in some cases in accordance with a tiered rebate schedule. In some cases, we are limited in the amount of administrative costs that we may deduct in calculating the refund, if any. As a result of profits in excess of the amount we are allowed to retain, we recorded a liability of $10 million at December 31, 2015. The amount recorded at December 31, 2014 was insignificant.
Retroactive Premium Adjustments: In New Mexico, when members are retroactively enrolled into our health plan we earn revenue only to the extent of the actual medical costs incurred by us for services provided during those retroactive periods, plus a small percentage of that medical cost for administration and profit. This cost plus arrangement for members retroactively enrolled in our health plan first became effective July 1, 2014 (retroactive to January 1, 2014). We are paid normal monthly capitation rates for the retroactive eligibility periods, and the difference between those capitation rates and the amounts due us on a cost plus basis are periodically settled with the state. To date, no such settlement has been made with the state. Our New Mexico contract is not specific as to the definition of retroactive membership, and the amount we owe the state (or that the state owes us) for the difference between capitation received and amounts due us under the cost plus arrangement varies widely depending upon the definition of retroactive membership.
In August 2015 the state provided us with a request for payment under the terms of this contract provision for the period January 1, 2014 through December 31, 2014. That request was based upon definitions of retroactive membership that were at odds with our interpretations of that term. The New Mexico health plan reduced revenue by approximately $24 million in 2015 as a result of aligning more closely our definition of retroactive membership with the state's definition. Using the state's definition of retroactive membership, however, we estimate that the state will ultimately seek repayment of an amount that ranges from $15 million to $20 million higher than what we have accrued. We do not believe that any reasonable definition of retroactive membership supports the state's position, and expect to resolve this matter with payment of the amount we have accrued at December 31, 2015. We are currently engaged in discussions with the state regarding the appropriate amount, if any, owed to the state under this contract term.
Medicare
Risk Adjustment: Based on member encounter data that we submit to the Centers for Medicare and Medicaid Services (CMS), our Medicare premiums are subject to retroactive increase or decrease based upon member medical conditions for up to two years after the original year of service. We estimate the amount of Medicare revenue that will ultimately be realized for the periods presented based on our knowledge of our members’ health care utilization patterns and CMS practices. Based on our knowledge of member health care utilization patterns and expenses, we have recorded a net payable of $4 million and a net receivable of $8 million for anticipated Medicare risk adjustment premiums at December 31, 2015 and December 31, 2014, respectively.
Marketplace
Premium Stabilization Programs: The Affordable Care Act (ACA) established Marketplace premium stabilization programs effective January 1, 2014. These programs, commonly referred to as the "3R's," include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridor program.

•
Permanent risk adjustment program: Under this permanent program, our health plans' risk scores are compared to the overall average risk score for the relevant state and market pool. Generally, our health plans will pay into the pool if their risk scores are below the average risk score, and will receive funds from the pool if their risk scores are above the average risk score. We estimate our ultimate premium based on insurance policy year-to-date experience, and recognize estimated premiums relating to the risk adjustment program as an adjustment to premium revenue in our consolidated statements of income.

•
Transitional reinsurance program: This program is designed to provide reimbursement to insurers for high cost members. Our health plans pay an annual contribution on a per-member basis, and are eligible for recoveries if claims for individual members exceed a specified threshold, up to a maximum amount. This three-year program will end on December 31, 2016. We recognize the assessments to fund the transitional reinsurance program as a reduction to premium revenue in our consolidated statements of income. We recognize recoveries under the reinsurance program as a reduction to medical care costs in our consolidated statements of income.

•
Temporary risk corridor program: This program is intended to limit gains and losses of insurers by comparing allowable costs to a target amount as defined by the U.S. Department of Health and Human Services (HHS). Variances from the target amount exceeding certain thresholds may result in amounts due to or receivables due from HHS. This three-year program will end on December 31, 2016. Due to uncertainties as to the amount of federal funding available to support the risk corridor program, we do not recognize amounts receivable under this program. All liabilities are recognized as incurred. We estimate our ultimate premium based on insurance policy year-to-date experience, and recognize estimated premiums relating to the risk corridor program as an adjustment to premium revenue in our consolidated statements of income.

Additionally, the ACA established a minimum annual medical loss ratio (Minimum MLR) of 80% for the Marketplace. The medical loss ratio represents medical costs as a percentage of premium revenue. What constitutes medical costs and premium revenue are specifically defined by federal regulations. If the Minimum MLR is not met, we may be required to pay rebates to our Marketplace policyholders. Each of the 3R programs is taken into consideration when computing the Minimum MLR. We recognize estimated rebates under the Minimum MLR as an adjustment to premium revenue in our consolidated statements of income.
We record receivables or payables related to the 3R programs and the Minimum MLR when the amounts are reasonably estimable as described above, and, for receivables, collection is reasonably assured.

Our receivables (payables) for each of these programs, as of the dates indicated, were as follows (in millions):

	December 31, 2015	December 31, 2014
Risk adjustment	$(214)	$(5)
Reinsurance	36	5
Risk corridor	(10)	—
Minimum MLR	(3)	—
Quality Incentives
At several of our health plans, revenue ranging from approximately 1% to 4% of certain health plan premiums is earned if certain performance measures are met.
The following table quantifies the quality incentive premium revenue recognized for the periods presented, including the amounts earned in the period presented and prior periods. Although the reasonably possible effects of a change in estimate related to quality incentive premium revenue as of December 31, 2015 are not known, we have no reason to believe that the adjustments to prior years noted below are not indicative of the potential future changes in our estimates as of December 31, 2015.

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Maximum available quality incentive premium - current period	$118	$90	$63

Amount of quality incentive premium revenue recognized in current period:
Earned current period	$66	$40	$46
Earned prior periods	13	4	9
Total	$79	$44	$55

Total premium revenue recognized for state health plans with quality incentive premiums	$11,107	$7,084	$2,980
Medical Care Costs - Health Plans
Expenses related to medical care services are captured in the following categories:

•
Fee-for-service expenses: Nearly all hospital services and the majority of our primary care and physician specialist services and LTSS costs are paid on a fee-for-service basis. Under fee-for-service arrangements, we retain the financial responsibility for medical care provided and incur costs based on actual utilization of services. Such expenses are recorded in the period in which the related services are dispensed. The costs of drugs administered in a physician or hospital setting that are not billed through our pharmacy benefit manager are included in fee-for-service costs.

•
Pharmacy expenses: All drug, injectibles, and immunization costs paid through our pharmacy benefit manager are classified as pharmacy expenses. As noted above, drugs and injectibles not paid through our pharmacy benefit manager are included in fee-for-service costs, except in those limited instances where we capitate drug and injectible costs.

•
Capitation expenses: Many of our primary care physicians and a small portion of our specialists and hospitals are paid on a capitated basis. Under capitation arrangements, we pay a fixed amount PMPM to the provider without regard to the frequency, extent, or nature of the medical services actually furnished. Under capitated arrangements, we remain liable for the provision of certain health care services. Capitation payments are fixed in advance of the periods covered and are not subject to significant accounting estimates. These payments are expensed in the period the providers are obligated to provide services. The financial risk for pharmacy services for a small portion of our membership is delegated to capitated providers.

•	Direct delivery expenses: All costs associated with our direct delivery of medical care are separately identified.

•
Other medical expenses: All medically related administrative costs, certain provider incentive costs, and other health care expenses are classified as other medical expenses. Medically related administrative costs include, for example, expenses relating to health education, quality assurance, case management, care coordination, disease management, and 24-hour on-call nurses. Salary and benefit costs are a substantial portion of these expenses. For the years ended December 31, 2015, 2014, and 2013, medically related administrative costs were $398 million, $263 million, and $153 million, respectively.
The following table provides the details of our consolidated medical care costs from continuing operations for the periods indicated (dollars in millions, except PMPM amounts):

	Year Ended December 31,
	2015			2014			2013
	Amount	PMPM	% of Total	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee-for-service	$8,572	$218.35	72.7%	$5,673	$202.87	70.2%	$3,612	$160.43	67.1%
Pharmacy	1,610	41.01	13.7	1,273	45.54	15.8	935	41.54	17.4
Capitation	982	25.02	8.3	748	26.77	9.3	604	26.83	11.2
Direct delivery	128	3.26	1.1	96	3.44	1.2	48	2.14	0.9
Other	502	12.79	4.2	286	10.22	3.5	181	8.05	3.4
Total	$11,794	$300.43	100.0%	$8,076	$288.84	100.0%	$5,380	$238.99	100.0%
Our medical care costs include amounts that have been paid by us through the reporting date, as well as estimated liabilities for medical care costs incurred but not paid by us as of the reporting date. Such medical care cost liabilities include, among other items, unpaid fee-for-service claims, capitation payments owed providers, unpaid pharmacy invoices, and various medically related administrative costs that have been incurred but not paid. We use judgment to determine the appropriate assumptions for determining the required estimates.
The most important element in estimating our medical care costs is our estimate for fee-for-service claims which have been incurred but not paid by us. These fee-for-service costs that have been incurred but have not been paid at the reporting date are collectively referred to as medical costs that are incurred but not paid (IBNP). Our IBNP claims reserve, as reported in our balance sheet, represents our best estimate of the total amount of claims we will ultimately pay with respect to claims that we have incurred as of the balance sheet date. We estimate our IBNP monthly using actuarial methods based on a number of factors. For further information, see Note 11, "Medical Claims and Benefits Payable."
We report reinsurance premiums as a reduction to premium revenue, while related reinsurance recoveries are reported as a reduction to medical care costs. We limit our risk of catastrophic losses by maintaining high deductible reinsurance coverage. Such reinsurance coverage does not relieve us of our primary obligation to our policyholders. We do not consider this coverage to be material because the cost is not significant and the likelihood that coverage will apply is low.
Taxes Based on Premiums
Health Insurer Fee. The federal government under the ACA imposes an annual fee, or excise tax, on health insurers for each calendar year. The HIF is based on a company's share of the industry's net premiums written during the preceding calendar year, and is non-deductible for income tax purposes. We recognize expense for the HIF over the year on a straight-line basis. Because we primarily serve individuals in government-sponsored programs, we must secure additional reimbursement from our state partners for this added cost. We recognize the related revenue when we have obtained a contractual commitment or payment from a state to reimburse us for the HIF; such HIF revenue is recognized ratably throughout the year.
Premium and Use Tax. Certain of our health plans are assessed a tax based on premium revenue collected. The premium revenues we receive from these states include the premium tax assessment. We have reported these taxes on a gross basis, as premium tax revenue and as premium tax expense in the consolidated statements of income.
Premium Deficiency Reserves on Loss Contracts
We assess the profitability of our contracts for providing medical care services to our members and identify those contracts where current operating results or forecasts indicate probable future losses. Anticipated future premiums are compared to anticipated medical care costs, including the cost of processing claims. If the anticipated future costs exceed the premiums, a loss contract accrual is recognized. No such accrual was recorded as of December 31, 2015 or 2014.

Service Revenue and Cost of Service Revenue — Molina Medicaid Solutions
The payments received by our Molina Medicaid Solutions segment under its state contracts are based on the performance of multiple services. The first of these is the design, development and implementation (DDI) of a Medicaid management information system (MMIS). An additional service, following completion of DDI, is the operation of the MMIS under a business process outsourcing (BPO) arrangement. When providing BPO services (which include claims payment and eligibility processing) we also provide the state with other services including both hosting and support, and maintenance.
We have evaluated our Molina Medicaid Solutions contracts to determine if such arrangements include a software element. Based on this evaluation, we have concluded that these arrangements do not include a software element, and are therefore multiple-element service arrangements.
Additionally, we evaluate each required deliverable under our multiple-element service arrangements to determine whether it qualifies as a separate unit of accounting. Such evaluation is generally based on whether the deliverable has standalone value to the customer. If the deliverable has standalone value, the arrangement’s consideration that is fixed or determinable is then allocated to each separate unit of accounting based on the relative selling price of each deliverable. In general, the consideration allocated to each unit of accounting is recognized as the related goods or services are delivered, limited to the consideration that is not contingent.
We have concluded that the various service elements in our Molina Medicaid Solutions contracts represent a single unit of accounting due to the fact that DDI, which is the only service performed in advance of the other services (all other services are performed over an identical period), does not have standalone value because our DDI services are not sold separately by any vendor and the customer could not resell our DDI services. Further, we have no objective and reliable evidence of fair value for any of the individual elements in these contracts, and at no point in the contract will we have objective and reliable evidence of fair value for the undelivered elements in the contracts. We lack objective and reliable evidence of the fair value of the individual elements of our Molina Medicaid Solutions contracts for the following reasons:

•
Each contract calls for the provision of its own specific set of services. While all contracts support the system of record for state MMIS, the actual services we provide vary significantly between contracts; and

•	The nature of the MMIS installed varies significantly between our older contracts (proprietary mainframe systems) and our new contracts (commercial off-the-shelf technology solutions).
Because we have determined the services provided under our Molina Medicaid Solutions contracts represent a single unit of accounting, and because we are unable to determine a pattern of performance of services during the contract period, we recognize all revenue (both the DDI and BPO elements) associated with such contracts on a straight-line basis over the period during which BPO, hosting, and support and maintenance services are delivered. Therefore, absent any contingencies as discussed in the following paragraph, or contract extensions, we would recognize all revenue associated with those contracts over the initial contract period. When a contract is extended, we generally consider the extension to be a continuation of the single unit of accounting; therefore, the deferred revenue as of the extension date is recognized prospectively over the new remaining term of the contract. In cases where there is no DDI element associated with our contracts, BPO revenue is recognized on a monthly basis as specified in the applicable contract or contract extension.
Provisions specific to each contract may, however, lead us to modify this general principle. In those circumstances, the right of the state to refuse acceptance of services, as well as the related obligation to compensate us, may require us to delay recognition of all or part of our revenue until that contingency (the right of the state to refuse acceptance) has been removed. In those circumstances, we defer recognition of any contingent revenue (whether DDI, BPO services, hosting, and support and maintenance services) until the contingency has been removed. These types of contingency features are present in our Maine and Idaho contracts, for example. In those states, we deferred recognition of revenue until the contingencies were removed.
Costs associated with our Molina Medicaid Solutions contracts include software related costs and other costs. With respect to software related costs, we apply the guidance for internal-use software and capitalize external direct costs of materials and services consumed in developing or obtaining the software, and payroll and payroll-related costs associated with employees who are directly associated with and who devote time to the computer software project. With respect to all other direct costs, such costs are expensed as incurred, unless corresponding revenue is being deferred. If revenue is being deferred, direct costs relating to delivered service elements are deferred as well and are recognized on a straight-line basis over the period of revenue recognition, in a manner consistent with our recognition of revenue that has been deferred. Such direct costs can include:

•	Transaction processing costs;

•	Employee costs incurred in performing transaction services;

•	Vendor costs incurred in performing transaction services;

•	Costs incurred in performing required monitoring of and reporting on contract performance;

•	Costs incurred in maintaining and processing member and provider eligibility; and

•	Costs incurred in communicating with members and providers.
The recoverability of deferred contract costs associated with a particular contract is analyzed on a periodic basis using the undiscounted estimated cash flows of the whole contract over its remaining contract term. If such undiscounted cash flows are insufficient to recover the long-lived assets and deferred contract costs, the deferred contract costs are written down by the amount of the cash flow deficiency. If a cash flow deficiency remains after reducing the balance of the deferred contract costs to zero, any remaining long-lived assets are evaluated for impairment. Any such impairment recognized would equal the amount by which the carrying value of the long-lived assets exceeds the fair value of those assets.
Income Taxes
The provision for income taxes is determined using an estimated annual effective tax rate, which is generally greater than the U.S. federal statutory rate primarily because of state and Puerto Rico taxes, nondeductible expenses under the Affordable Care Act Health Insurer Fee (HIF), nondeductible compensation and other general and administrative expenses. The effective tax rate may be subject to fluctuations during the year, particularly as a result of the level of pretax earnings, and also as new information is obtained. Such information may affect the assumptions used to estimate the annual effective tax rate, including factors such as the mix of pretax earnings in the various tax jurisdictions in which we operate, valuation allowances against deferred tax assets, the recognition or the reversal of the recognition of tax benefits related to uncertain tax positions, and changes in or the interpretation of tax laws in jurisdictions where we conduct business. We recognize deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities, along with net operating loss and tax credit carryovers. For further discussion and disclosure, see Note 14, "Income Taxes."
Concentrations of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents, investments, receivables, and restricted investments. We invest a substantial portion of our cash in the PFM Funds Prime Series — Institutional Class, and the PFM Funds Government Series. These funds represent a portfolio of highly liquid money market securities that are managed by PFM Asset Management LLC (PFM), a Virginia business trust registered as an open-end management investment fund. As of December 31, 2015 and 2014, our investments with PFM amounted to approximately $605 million and $321 million, respectively. Our investments and a portion of our cash equivalents are managed by professional portfolio managers operating under documented investment guidelines. Our portfolio managers must obtain our prior approval before selling investments where the loss position of those investments exceeds certain levels. Our investments consist primarily of investment-grade debt securities with a maximum maturity of 10 years and an average duration of three years or less. Restricted investments are invested principally in certificates of deposit and U.S. treasury securities. Concentration of credit risk with respect to accounts receivable is limited because our payors consist principally of the governments of each state in which our health plan subsidiaries operate.
Risks and Uncertainties
Our profitability depends in large part on our ability to accurately predict and effectively manage medical care costs. We continually review our medical costs in light of our underlying claims experience and revised actuarial data. However, several factors could adversely affect medical care costs. These factors, which include changes in health care practices, inflation, new technologies, major epidemics, natural disasters, and malpractice litigation, are beyond our control and may have an adverse effect on our ability to accurately predict and effectively control medical care costs. Costs in excess of those anticipated could have a material adverse effect on our financial condition, results of operations, or cash flows.
We operate health plans primarily as a direct contractor with the states (or Commonwealth), and in Los Angeles County, California, as a subcontractor to another health plan holding a direct contract with the state. We are therefore dependent upon a small number of contracts to support our revenue. The loss of any one of those contracts could have a material adverse effect on our financial position, results of operations, or cash flows. Our ability to arrange for the provision of medical services to our members is dependent upon our ability to develop and maintain adequate provider networks. Our inability to develop or maintain such networks might, in certain circumstances, have a material adverse effect on our financial position, results of operations, or cash flows.
Recent Accounting Pronouncements Not Yet Adopted
Leases. In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) ASU 2016-02, Leases. ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The ASU is effective for us beginning in the first quarter of 2019, and requires a modified retrospective transition approach. Early adoption is permitted; we are currently evaluating the potential effects of the adoption to our financial statements.

Financial Instruments. In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which will require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. Also, entities will have to assess the realizability of a deferred tax asset related to an available for sale debt security in combination with the entity’s other deferred tax assets. Effective for us in the first quarter of 2018, ASU 2016-01 is applied prospectively with a cumulative-effect adjustment to beginning retained earnings as of the beginning of the first reporting period in which the guidance is adopted. Early adoption is permitted in regards to certain provisions of the standard; we are evaluating the potential effects of the adoption to our financial statements.
Revenue Recognition. In July 2015, the FASB affirmed its proposal to defer the effective date of ASU 2014-09, Revenue from Contracts with Customers, for all entities by one year. As a result, public business entities will apply the new revenue standard to annual reporting periods beginning after December 15, 2017, and for interim reporting periods within annual reporting periods beginning after December 15, 2017. We intend to adopt this standard on January 1, 2018. We are currently evaluating our plan for adoption and its impact to our revenue recognition policies, procedures and control framework, and the resulting impact to our consolidated financial position, results of operations and cash flows.
Short-Duration Contracts. In May 2015, the FASB issued ASU 2015-09, Disclosures about Short-Duration Contracts, which will require additional disclosure on the liability for unpaid claims and claim adjustment expenses. We intend to adopt this standard effective for our annual report for the year ending December 31, 2016, and for interim periods thereafter. It requires additional disclosure only and will not have a significant impact to our consolidated financial statements.
Software Licenses. In April 2015, the FASB issued ASU 2015-05, Customer's Accounting for Fees Paid in a Cloud Computing Arrangement, which will require customers to determine whether a cloud computing arrangement includes the license of software by applying the same guidance cloud service providers use to make this determination. The ASU also eliminates the existing requirement for customers to account for software licenses they acquire by analogizing to the guidance on leases. This ASU will be effective for us in the first quarter of 2016, and is applied either prospectively or retrospectively. We are evaluating the potential effects of adoption to our financial statements.
Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not have, or are not believed by management to have, a material impact on our present or future consolidated financial statements.
Recent Accounting Pronouncements Adopted
Income Taxes. In the fourth quarter of 2015, we early adopted ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which requires deferred tax assets and liabilities to be classified as non-current, in a classified statement of financial position. We have applied the guidance retrospectively to all periods presented. Such retrospective adoption had an insignificant impact to our consolidated balance sheets, and had no impact to our consolidated statements of income, stockholders’ equity, and cash flows.
Business Combinations. In the fourth quarter of 2015, we early adopted ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which requires acquirers to recognize adjustments to provisional amounts identified during the measurement period (a reasonable time period after the acquisition date) in the reporting period in which such adjustment amounts are determined. For the year ended December 31, 2015, there was no impact to our consolidated financial statements.
Debt Issuance Costs. In the fourth quarter of 2015, we early adopted ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of such debt liability, consistent with debt discounts. In a subsequent Staff Announcement, the SEC announced that it would not object to the deferral and presentation of debt issuance costs relating to line-of-credit arrangements as an asset. We have applied the guidance retrospectively to all periods presented. Such retrospective adoption had an insignificant impact to our consolidated balance sheets, and had no impact to our consolidated statements of income, stockholders’ equity, and cash flows.

3. Net Income per Share
The following table sets forth the calculation of the denominators used to compute basic and diluted net income per share:

	December 31,
	2015	2014	2013
	(In millions)
Shares outstanding at the beginning of the period	49	46	47
Weighted-average number of shares:
Issued:
Common stock offering	3	—	—
Convertible senior notes	—	1	—
Repurchased	—	—	(1)
Denominator for basic net income per share	52	47	46
Effect of dilutive securities:
Share-based compensation	1	—	1
Convertible senior notes (1)	1	1	—
1.125% Warrants (1)	2	—	—
Denominator for diluted net income per share	56	48	47

Potentially dilutive common shares excluded from calculations (2):
1.125% Warrants	—	13	12
_______________________________

(1)
For more information regarding the convertible senior notes, including the 1.625% Notes, 3.75% Notes, and 3.75% Exchange, refer to Note 12, "Debt." For more information regarding the 1.125% Warrants, refer to Note 13, "Derivatives."

(2)
The dilutive effect of all potentially dilutive common shares is calculated using the treasury-stock method. Certain potentially dilutive common shares issuable are not included in the computation of diluted net income per share because to do so would be anti-dilutive. For the years ended December 31, 2014 and 2013, the 1.125% Warrants were excluded from diluted shares outstanding because the exercise price exceeded the average market price of our common stock.

4. Business Combinations
During 2015, we closed on business combinations in both the Health Plans and Other segments. For all of these transactions we applied the acquisition method of accounting, where the total purchase price was allocated, or preliminarily allocated, to tangible and intangible assets acquired, and liabilities assumed based on their respective fair values. For Health Plans acquisitions, in general, only intangible assets are acquired. All of the 2015 acquisitions were funded using available cash.
Health Plans
Consistent with our strategy to grow in our existing markets, we closed the following Health Plans acquisitions in 2015:
Florida. On November 1, 2015, our Florida health plan closed on its acquisition of the Medicaid contracts, and certain assets related to operation of the Medicaid business, of Integral Health Plan, Inc. The final purchase price was $67 million, and the Florida health plan added approximately 101,000 members in the Northwest and Southwest regions of Florida as a result of this transaction. On the closing date, we withheld 10%, or approximately $7 million, of the purchase price to establish an indemnification amount held as security for the seller's indemnification obligations under the purchase agreement. We have recorded the indemnification amount to restricted assets, which will be settled in November 2016. If we do not have any claims against the seller on or before the settlement date, we will pay the full withhold amount to the seller. As of December 31, 2015, we had not made any claims against the withhold amount.
On August 1, 2015, our Florida health plan closed on its acquisition of the Medicaid contracts, and certain assets related to the operation of the Medicaid business, of Preferred Medical Plan, Inc. The final purchase price was $8 million, and the Florida health plan added approximately 23,000 members as a result of this transaction.

Michigan. On September 1, 2015, our Michigan health plan closed on its acquisition of the Medicaid and MIChild contracts, and certain provider agreements, of HealthPlus of Michigan and its subsidiary, HealthPlus Partners, Inc. The purchase price was $47 million, and the Michigan health plan added approximately 68,000 members as a result of this transaction.
For the Health Plans acquisitions closed in 2015, we recorded goodwill amounting to $90 million in the aggregate, which relates to future economic benefits arising from expected synergies to be achieved. Such synergies include use of our existing infrastructure to support the added membership. The amount recorded as goodwill represents intangible assets that do not qualify for separate recognition as identifiable intangible assets. The entire amount recorded as goodwill is deductible for income tax purposes. Refer to the table below for a summary of the intangible assets identified, and their economic lives.
Announced Acquisitions. As described in Note 1, "Basis of Presentation," we announced several Health Plans acquisitions in 2015 that did not close until January 1, 2016. Because the closing dates for these acquisitions fell on January 1, 2016, a holiday, approximately $101 million was recorded to prepaid expenses and other assets as of December 31, 2015, for purchase price amounts funded in December 2015. Such amounts are reported in investing activities in the accompanying consolidated statements of cash flows. The total aggregate purchase price for these acquisitions amounted to approximately $115 million, which will be allocated among goodwill and intangible assets. The initial accounting for these transactions is incomplete.
Transaction costs associated with the Health Plans acquisitions were insignificant.
Other
Pathways. Consistent with our strategy to acquire and develop new products and capabilities, on November 1, 2015, we acquired all of the outstanding ownership interests in Pathways Health and Community Support LLC (Pathways), formerly known as Providence Human Services, LLC. Pathways is one of the largest national providers of accessible, outcome-based behavioral/mental health and social services with operations in 23 states and the District of Columbia.
The following table summarizes the preliminary values of the assets acquired and liabilities assumed at the date of acquisition.

November 1, 2015
(In millions)
Assets:
Cash and cash equivalents	$20
Receivables	52
Prepaid expenses and other current assets	4
Property and equipment	14
Intangible assets	19
Goodwill	155
Other assets	1
Liabilities:
Medical claims and benefits payable	(2)
Accounts payable and accrued liabilities	(23)
Deferred revenue	(2)
Other long-term liabilities	(7)
Total purchase price	$231
As of December 31, 2015, the purchase price allocation for the acquisition was preliminary and subject to completion. Adjustments to the current fair value estimates in the above table may occur as the process conducted for various valuations and assessments is finalized, including tax assets and liabilities. Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the estimated future economic benefits arising from other assets acquired that could not be individually identified and separately recognized, including expected medical cost synergies to be achieved, and the workforce acquired. Such synergies include the achievement of better outcomes for our members through more effective care coordination and integration, and our retention of the net profit margin captured by the mental health provider. The workforce acquired is a significant component of goodwill because it represents primarily the patient-facing employees, now employed by us, who provide the behavioral/mental health and social services. Approximately 10% of the goodwill recorded at December 31, 2015, is deductible for income tax purposes. This percentage may increase if certain tax elections are completed in 2016.

The gross contractual amount of receivables, at the acquisition date, was approximately $61 million. At the acquisition date, the best estimate of contractual cash flows not expected to be collected was approximately $9 million.
In connection with this acquisition, we incurred approximately $3 million in transaction costs, which are recorded in general and administrative expenses.
The following table presents the intangible assets identified, by segment. The weighted-average amortization period for the Health Plans identified intangible assets, in the aggregate, is 6.4 years. The weighted-average amortization period for the Other identified intangible assets, in the aggregate, is 4.2 years.

	Fair Value	Useful Life
	(In millions)	(years)
Intangible asset type
Health Plans:
Contract rights - member list	$23	5
Provider network	9	10
Other:
Contract licenses	5	2
Contract rights - member list	14	5
	$51
5. Fair Value Measurements
We consider the carrying amounts of cash and cash equivalents and other current assets and current liabilities (not including derivatives and current portion of long-term debt) to approximate their fair values because of the relatively short period of time between the origination of these instruments and their expected realization or payment. For our financial instruments measured at fair value on a recurring basis, we prioritize the inputs used in measuring fair value according to a three-tier fair value hierarchy as follows:
Level 1 — Observable Inputs
Level 1 financial instruments are actively traded and therefore the fair value for these securities is based on quoted market prices on one or more securities exchanges.
Level 2 — Directly or Indirectly Observable Inputs
Level 2 financial instruments are traded frequently though not necessarily daily. Fair value for these investments is determined using a market approach based on quoted prices for similar securities in active markets or quoted prices for identical securities in inactive markets.
Level 3 — Unobservable Inputs
Level 3 financial instruments are valued using unobservable inputs that represent management's best estimate of what market participants would use in pricing the financial instrument at the measurement date. Our Level 3 financial instruments include the following:
Derivative financial instruments. Derivative financial instruments include the 1.125% Call Option derivative asset and the 1.125% Conversion Option derivative liability. These derivatives are not actively traded and are valued based on an option pricing model that uses observable and unobservable market data for inputs. Significant market data inputs used to determine fair value as of December 31, 2015 included the price of our common stock, the time to maturity of the derivative instruments, the risk-free interest rate, and the implied volatility of our common stock. As described further in Note 13, "Derivatives," the 1.125% Call Option asset and the 1.125% Conversion Option liability were designed such that changes in their fair values would offset, with minimal impact to the consolidated statements of income. Therefore, the sensitivity of changes in the unobservable inputs to the option pricing model for such instruments is mitigated. The changes in Level 3 instruments for the year ended December 31, 2015 were insignificant.

Our financial instruments measured at fair value on a recurring basis at December 31, 2015, were as follows:

	Total	Level 1	Level 2	Level 3
	(In millions)
Corporate debt securities	$1,184	$—	$1,184	$—
Government-sponsored enterprise securities (GSEs)	211	211	—	—
Municipal securities	185	—	185	—
Certificates of deposit	80	—	80	—
U.S. treasury notes	78	78	—	—
Asset-backed securities	63	—	63	—
Subtotal - current investments	1,801	289	1,512	—
1.125% Call Option derivative asset	374	—	—	374
Total assets measured at fair value on a recurring basis	$2,175	$289	$1,512	$374

1.125% Conversion Option derivative liability	$374	$—	$—	$374
Total liabilities measured at fair value on a recurring basis	$374	$—	$—	$374
Our financial instruments measured at fair value on a recurring basis at December 31, 2014, were as follows:

	Total	Level 1	Level 2	Level 3
	(In millions)
Corporate debt securities	$641	$—	$641	$—
GSEs	122	122	—	—
Municipal securities	127	—	127	—
Certificates of deposit	69	—	69	—
U.S. treasury notes	60	60	—	—
Subtotal - current investments	1,019	182	837	—
1.125% Call Option derivative asset	329	—	—	329
Total assets measured at fair value on a recurring basis	$1,348	$182	$837	$329

1.125% Conversion Option derivative liability	$329	$—	$—	$329
Total liabilities measured at fair value on a recurring basis	$329	$—	$—	$329
Fair Value Measurements – Disclosure Only
The carrying amounts and estimated fair values of our senior notes, which are classified as Level 2 financial instruments, are indicated in the following table. Fair value for these securities is determined using a market approach based on quoted prices for similar securities in active markets or quoted prices for identical securities in inactive markets. As described in Note 2, "Significant Accounting Policies," the carrying amount of debt has been reduced by deferred issuance costs for all periods presented.

	December 31, 2015		December 31, 2014
	Carrying	Total Fair Value	Carrying	Total Fair Value
	Amount		Amount
	(In millions)
5.375% Notes	$689	$700	$—	$—
1.125% Convertible Notes	448	865	426	767
1.625% Convertible Notes	273	365	264	337
	$1,410	$1,930	$690	$1,104

6. Investments
The following tables summarize our investments as of the dates indicated:

	December 31, 2015
	Amortized	Gross Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
	(In millions)
Corporate debt securities	$1,189	$—	$5	$1,184
GSEs	212	—	1	211
Municipal securities	186	—	1	185
Certificates of deposit	80	—	—	80
U.S. treasury notes	78	—	—	78
Asset-backed securities	63	—	—	63
	$1,808	$—	$7	$1,801

	December 31, 2014
	Amortized	Gross Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
	(In millions)
Corporate debt securities	$643	$—	$2	$641
GSEs	122	—	—	122
Municipal securities	127	—	—	127
Certificates of deposit	69	—	—	69
U.S. treasury notes	60	—	—	60
	$1,021	$—	$2	$1,019
The contractual maturities of our investments as of December 31, 2015 are summarized below:

	Amortized Cost	Estimated Fair Value
	(In millions)
Due in one year or less	$830	$829
Due after one year through five years	967	962
Due after five years through ten years	11	10
	$1,808	$1,801
Gross realized gains and losses from sales of available-for-sale securities are calculated under the specific identification method and are included in investment income. Gross realized investment gains and losses for the years ended December 31, 2015, 2014 and 2013 were insignificant.
We have determined that unrealized gains and losses at December 31, 2015 and 2014 are temporary in nature, because the change in market value for these securities has resulted from fluctuating interest rates, rather than a deterioration of the credit worthiness of the issuers. So long as we hold these securities to maturity, we are unlikely to experience gains or losses. In the event that we dispose of these securities before maturity, we expect that realized gains or losses, if any, will be immaterial.

The following table segregates those available-for-sale investments that have been in a continuous loss position for less than 12 months, and those that have been in a loss position for 12 months or more as of December 31, 2015.

	In a Continuous Loss Position for Less than 12 Months			In a Continuous Loss Position for 12 Months or More
	Estimated Fair Value	Unrealized Losses	Total Number of Positions	Estimated Fair Value	Unrealized Losses	Total Number of Positions
	(Dollars in millions)
Corporate debt securities	$825	$4	588	$119	$1	87
GSEs	182	1	77	—	—	—
Municipal securities	128	1	181	5	—	12
Certificates of deposit	53	—	218	—	—	—
U.S. treasury notes	53	—	32	—	—	—
Asset-backed securities	55	—	47	—	—	—
	$1,296	$6	1,143	$124	$1	99
The following table segregates those available-for-sale investments that have been in a continuous loss position for less than 12 months, and those that have been in a loss position for 12 months or more as of December 31, 2014.

	In a Continuous Loss Position for Less than 12 Months			In a Continuous Loss Position for 12 Months or More
	Estimated Fair Value	Unrealized Losses	Total Number of Positions	Estimated Fair Value	Unrealized Losses	Total Number of Positions
	(Dollars in millions)
Corporate debt securities	$379	$1	265	$29	$1	10
GSEs	75	—	22	3	—	3
Municipal securities	54	—	64	11	—	13
Certificates of deposit	13	—	52	—	—	—
U.S. treasury notes	19	—	13	—	—	—
	$540	$1	416	$43	$1	26

7. Receivables
Receivables consist primarily of amounts due from government Medicaid agencies, which may be subject to potential retroactive adjustments. Because all of our receivable amounts are readily determinable and substantially all of our creditors are governmental authorities, our allowance for doubtful accounts is immaterial. The information below is presented by segment.

	December 31,
	2015	2014
	(In millions)
California	$104	$311
Florida	22	2
Illinois	35	32
Michigan	39	20
New Mexico	51	50
Ohio	66	45
Puerto Rico	33	—
South Carolina	6	4
Texas	56	29
Utah	18	6
Washington	53	43
Wisconsin	22	8
Direct delivery and other	6	11
Total Health Plans segment	511	561
Molina Medicaid Solutions segment	37	35
Other segment	49	—
	$597	$596
8. Property, Equipment, and Capitalized Software
A summary of property, equipment, and capitalized software is as follows:

	December 31,
	2015	2014
	(In millions)
Land	$16	$15
Building and improvements	153	195
Furniture and equipment	250	141
Capitalized software	336	267
	755	618
Less: accumulated depreciation and amortization on building and improvements, furniture and equipment	(167)	(129)
Less: accumulated amortization for capitalized software	(195)	(148)
	(362)	(277)
Property, equipment, and capitalized software, net	$393	$341
Depreciation recognized for building and improvements, and furniture and equipment was $49 million, $35 million, and $27 million for the years ended December 31, 2015, 2014 and 2013, respectively. Amortization of capitalized software was $52 million, $59 million, and $46 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Molina Center. We acquired the Molina Center in December 2011. Subsequently, in June 2013 we entered into a sale-leaseback transaction for the Molina Center. Due to our continuing involvement with the leased property, the sale did not qualify for sales recognition and we remain the "accounting owner" of the property. See Note 12, "Debt."

Future minimum rental income on noncancelable leases from third party tenants of the Molina Center is sublease rental income, and is reported in other revenue in our consolidated statements of income. The future minimum rental income is as follows:

	2016	2017	2018	2019	2020	Thereafter	Total
	(In millions)
Future minimum rentals	$4	4	4	2	2	1	$17

9. Goodwill and Intangible Assets
The following table provides the details of identified intangible assets, by major class, for the periods indicated:

	Cost	Accumulated Amortization	Net Balance
	(In millions)
Intangible assets:
Contract rights and licenses	$224	$120	$104
Customer relationships	25	23	2
Contract backlog	24	24	—
Provider networks	27	11	16
Balance at December 31, 2015	$300	$178	$122
Intangible assets:
Contract rights and licenses	$182	$105	$77
Customer relationships	25	23	2
Contract backlog	24	23	1
Provider networks	18	9	9
Balance at December 31, 2014	$249	$160	$89
Based on the balances of our identifiable intangible assets as of December 31, 2015, we estimate that our intangible asset amortization will be $25 million in 2016, $25 million in 2017, $22 million in 2018, $18 million in 2019, and $13 million in 2020. For a presentation of our goodwill and intangible assets by reportable segment, refer to Note 20, "Segment Information."
The following table presents the balances of goodwill as of December 31, 2015 and 2014:

	December 31, 2014	Acquisitions by Segment		December 31, 2015
		Health Plans	Other
	(In millions)
Goodwill, gross	$330	$90	$157	$577
Accumulated impairment losses	(58)	—	—	(58)
Goodwill, net	$272	$90	$157	$519
The changes in the carrying amounts of goodwill and intangible assets, at cost, in 2015 were due to the acquisitions described in Note 4, "Business Combinations."

10. Restricted Investments
Pursuant to the regulations governing our Health Plans segment subsidiaries, we maintain statutory deposits and deposits required by government authorities in certificates of deposit and U.S. treasury securities. We also maintain restricted investments as protection against the insolvency of certain capitated providers. In connection with a Molina Medicaid Solutions segment state contract, we maintained restricted investments as collateral for a letter of credit as of December 31, 2014. The following table presents the balances of restricted investments:

	December 31,
	2015	2014
	(In millions)
Florida	$34	$29
Michigan	1	1
New Mexico	43	35
Ohio	12	13
Puerto Rico	10	5
South Carolina	—	6
Texas	4	3
Utah	4	4
Wisconsin	1	—
Other	—	1
Total Health Plans segment	109	97
Molina Medicaid Solutions segment	—	5
	$109	$102
The contractual maturities of our held-to-maturity restricted investments as of December 31, 2015 are summarized below.

	Amortized Cost	Estimated Fair Value
	(In millions)
Due in one year or less	$100	$100
Due one year through five years	9	9
	$109	$109
11. Medical Claims and Benefits Payable
The following table provides the details of our medical claims and benefits payable (including amounts payable for the provision of long-term services and supports, or LTSS) as of the dates indicated.

	December 31,
	2015	2014	2013
	(In millions)
Fee-for-service claims incurred but not paid (IBNP)	$1,191	$871	$424
Pharmacy payable	88	71	45
Capitation payable	140	28	20
Other	266	231	181
	$1,685	$1,201	$670
"Other" medical claims and benefits payable include amounts payable to certain providers for which we act as an intermediary on behalf of various government agencies without assuming financial risk. Such receipts and payments do not impact our consolidated statements of income. Non-risk provider payables amounted to $167 million, $119 million and $151 million, as of December 31, 2015, 2014 and 2013, respectively.
The following table presents the components of the change in our medical claims and benefits payable from continuing and discontinued operations combined for the periods indicated. The amounts presented for "Components of medical care costs related to: Prior periods" represent the amount by which our original estimate of medical claims and benefits payable at the beginning of the period were more than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.

	Year Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Balances at beginning of period	$1,201	$670	$495
Components of medical care costs related to:
Current period	11,935	8,123	5,434
Prior periods	(141)	(46)	(53)
Total medical care costs	11,794	8,077	5,381

Change in non-risk provider payables	48	(32)	111

Payments for medical care costs related to:
Current period	10,448	7,064	4,932
Prior periods	910	450	385
Total paid	11,358	7,514	5,317
Balances at end of period	$1,685	$1,201	$670

That portion of our total medical claims and benefits payable liability that is most subject to variability in the estimate is fee-for-service claims incurred but not paid (IBNP). Our IBNP, as included in medical claims and benefits payable, represents our best estimate of the total amount of claims we will ultimately pay with respect to claims that we have incurred as of the balance sheet date. We estimate our IBNP monthly using actuarial methods based on a number of factors.
Assuming that our initial estimate of IBNP is accurate, we believe that amounts ultimately paid would generally be between 8% and 10% less than the IBNP liability recorded at the end of the period as a result of the inclusion in that liability of the provision for adverse claims deviation and the accrued cost of settling those claims. Because the amount of our initial liability is merely an estimate (and therefore not perfectly accurate), we will always experience variability in that estimate as new information becomes available with the passage of time. Therefore, there can be no assurance that amounts ultimately paid out will fall within the range of 8% to 10% lower than the liability that was initially recorded. Furthermore, because our initial estimate of IBNP is derived from many factors, some of which are qualitative in nature rather than quantitative, we are seldom able to assign specific values to the reasons for a change in estimate—we only know when the circumstances for any one or more factors are out of the ordinary.
The use of a consistent methodology in estimating our liability for medical claims and benefits payable minimizes the degree to which the under– or overestimation of that liability at the close of one period may affect consolidated results of operations in subsequent periods. In particular, the use of a consistent methodology should result in the replenishment of reserves during any given period in a manner that generally offsets the benefit of favorable prior period development in that period. Facts and circumstances unique to the estimation process at any single date, however, may still lead to a material impact on consolidated results of operations in subsequent periods. Any absence of adverse claims development (as well as the expensing through general and administrative expense of the costs to settle claims held at the start of the period) will lead to the recognition of a benefit from prior period claims development in the period subsequent to the date of the original estimate.
As indicated above, the amounts ultimately paid out on our medical claims and benefits payable liabilities in fiscal years 2015, 2014, and 2013 were less than what we had expected when we had established those liabilities. The differences between our original estimates and the amounts ultimately paid out (or now expected to be ultimately paid out) for the most part related to IBNP. While many related factors working in conjunction with one another determine the accuracy of our estimates, we are seldom able to quantify the impact that any single factor has on a change in estimate. In addition, given the variability inherent in the reserving process, we will only be able to identify specific factors if they represent a significant departure from expectations. As a result, we do not expect to be able to fully quantify the impact of individual factors on changes in estimates.
2015
We believe that the most significant factors that will determine the accuracy of our IBNP estimates at December 31, 2015 are:

•
A new version of diagnosis codes was required for all claims with dates of service October 1, 2015 and later. As a result, payment was delayed for a significant number of claims due to the use of diagnosis codes that were no longer valid. Due to the resulting variability in the ratio of paid to billed amounts, the reserves are subject to more than the usual amount of uncertainty.

•
At our Illinois, Puerto Rico and Wisconsin health plans, we overpaid certain provider and outpatient facility claims due to a system configuration error. For this reason, the reserves are subject to more than the usual amount of uncertainty.

•
Our Michigan health plan added approximately 68,000 new members under an acquisition in the third quarter of 2015. Because these new members may have different utilization patterns than our legacy members, the reserves are subject to more than the usual amount of uncertainty.

•
Our Puerto Rico health plan started operations on April 1, 2015. Because we lack sufficient historical claims data, our reserves as of December 31, 2015 are based on a combination of claims payment experience and the expected claims in the pricing assumptions. For this reason, the reserves are subject to more than the usual amount of uncertainty.

We recognized favorable prior period claims development in the amount of $141 million for the year ended December 31, 2015. This amount represents our estimate as of December 31, 2015, of the extent to which our initial estimate of medical claims and benefits payable at December 31, 2014 was more than the amount that will ultimately be paid out in satisfaction of that liability. We believe the overestimation was due primarily to the following factors:

•
At our Ohio and California health plans, approximately 61,000 and 100,000 members, respectively, were enrolled in the new Medicaid expansion program during 2014. Also in Ohio, approximately 17,000 members were enrolled in the new MMP program in 2014. Because we lacked sufficient historical claims data, we initially estimated the reserves for these new members based upon a number of factors that included pricing assumptions provided by the state; our expectations regarding pent up demand; our beliefs about the speed at which new members would utilize health care services; and other factors. Our actual costs were ultimately less than expected.

•
At our New Mexico health plan, the state implemented a retroactive increase to the provider fee schedules in mid-2014. As a result, many claims that were previously settled were reopened, and subject to, additional payment. Because our reserving methodology is most accurate when claims payment patterns are consistent and predictable, the payment of additional amounts on claims that in some cases had been settled more than six months before added a substantial degree of complexity to our liability estimation process. Due to the difficulties in addressing that added complexity, liabilities recorded as of December 31, 2014, were in excess of amounts ultimately paid.

•	At our Washington health plan, in 2015 we collected amounts related to certain claims paid in 2013. Such collections were not anticipated in our reserves as of December 31, 2014.
2014
We recognized favorable prior period claims development in the amount of $46 million for the year ended December 31, 2014. This amount represented our estimate as of December 31, 2014, of the extent to which our initial estimate of medical claims and benefits payable at December 31, 2013 was more than the amount that was ultimately paid out in satisfaction of that liability. We believe the overestimation was due primarily to the following factors:

•
At our Ohio health plan, we entered new regions in the state, and a new product, ABD Kids, in July 2013. Because we lacked sufficient historical claims data, we initially estimated the reserves for these new members based upon a number of factors that included pricing assumptions provided by the state; our expectations regarding pent up demand; our beliefs about the speed at which new members would utilize health care services; and other factors. Our actual costs were ultimately less than expected.

•
At our Michigan health plan, we overestimated the impact of certain unpaid potentially high-dollar claims. In addition, we overestimated the impact of the flu season on the outpatient claims for November and December 2013, which caused an overestimation in our outpatient reserve liability as of December 31, 2013.

2013
We recognized favorable prior period claims development in the amount of $53 million for the year ended December 31, 2013. This amount represented our estimate as of December 31, 2013, of the extent to which our initial estimate of medical claims and benefits payable at December 31, 2012 was more than the amount that was ultimately paid out in satisfaction of that liability. We believe the overestimation was due primarily to the following factors:

•
At our Washington health plan certain high-cost newborns, as well as other high-cost disabled members, were covered by the health plan effective July 1, 2012. Because we lacked sufficient historical claims data, we initially estimated the reserves for these new members based upon a number of factors. Our actual costs were ultimately less than expected.

•	At our New Mexico health plan, we overestimated the impact of certain high-dollar outstanding claim payments as of December 31, 2012.

•	At our Ohio health plan, we overestimated the impact of several potential high-dollar claims relating to our ABD members.
12. Debt
As of December 31, 2015, contractual maturities of debt for the years ending December 31 are as follows (in millions):

	Total	2016	2017	2018	2019	2020	Thereafter
5.375% Notes	$700	$—	$—	$—	$—	$—	$700
1.125% Convertible Notes	550	—	—	—	—	550	—
1.625% Convertible Notes (1)	302	—	—	—	—	—	302
Other	1	1	—	—	—	—	—
	$1,553	$1	$—	$—	$—	$550	$1,002

(1)
The 1.625% Notes have a contractual maturity date in 2044; however, on specified dates beginning in 2018 as described below, holders of the 1.625% Notes may require us to repurchase some or all of the 1.625% Notes, or we may redeem any or all of the 1.625% Notes.

Substantially all of our debt is held at the parent, which is reported in the Other segment. The principal amounts, unamortized discount (net of premium related to 1.625% Notes), unamortized issuance costs, and net carrying amounts of debt were as follows:

	Principal Balance	Unamortized Discount	Unamortized Issuance Costs	Net Carrying Amount
	(In millions)
December 31, 2015:
5.375% Notes	$700	$—	$11	$689
1.125% Convertible Notes	550	95	7	448
1.625% Convertible Notes	302	25	4	273
Other	1	—	—	1
	$1,553	$120	$22	$1,411
December 31, 2014:
1.125% Convertible Notes	$550	$115	$9	$426
1.625% Convertible Notes	302	33	5	264
	$852	$148	$14	$690

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Interest cost recognized for the period relating to:
Contractual interest coupon rate	$17	$13	$13
Amortization of the discount	29	26	22
	$46	$39	$35
5.375% Senior Notes due 2022. On November 10, 2015, we completed the private offering of $700 million aggregate principal amount of senior notes (5.375% Notes) due November 15, 2022, unless earlier redeemed. Interest is payable semiannually in arrears on May 15 and November 15, beginning on May 15, 2016. The 5.375% Notes are not convertible into our common stock or any other securities.
The 5.375% Notes are guaranteed by certain of our wholly owned subsidiaries. The 5.375% Notes and the guarantees are effectively subordinated to all existing and future secured debt of us and our guarantors to the extent of the assets securing such debt. In addition, the 5.375% Notes and the guarantees are structurally subordinated to all indebtedness and other liabilities and preferred stock of our subsidiaries that do not guarantee the 5.375% Notes.
We may redeem some or all of the 5.375% Notes at any time, and prior to August 15, 2022, at a price equal to 100% of the principal amount redeemed plus accrued and unpaid interest thereon, plus a "make-whole" premium. Thereafter, we may redeem some or all of the 5.375% Notes at a price equal to 100% of the principal amount redeemed plus accrued and unpaid interest thereon. The 5.375% Notes contain customary non-financial covenants and change of control provisions.
In connection with the issuance and sale of the 5.375% Notes, we entered into a registration rights agreement. Under this agreement, we will use commercially reasonable efforts to register substantially identical notes (the Exchange Notes) with the SEC in 2016. We will then offer such freely tradable Exchange Notes in exchange for the 5.375% Notes. We will pay additional interest on the 5.375% Notes if the Exchange Notes offering is not completed timely.
Credit Facility. In June 2015, we entered into an unsecured $250 million revolving credit facility (Credit Facility). The Credit Facility has a term of five years and all amounts outstanding will be due and payable on June 12, 2020. Subject to obtaining commitments from existing or new lenders and satisfaction of other specified conditions, we may increase the Credit Facility to up to $350 million. As of December 31, 2015, outstanding letters of credit amounting to $6 million reduced the borrowing capacity to $244 million, and no amounts were outstanding under the Credit Facility.
Borrowings under the Credit Facility bear interest based, at our election, on a base rate or an adjusted London Interbank Offered Rate (LIBOR), plus in each case the applicable margin. In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Credit Facility, we are required to pay a quarterly commitment fee.
Although the Credit Facility is not secured by any of our assets, certain of our wholly owned subsidiaries have jointly and severally guaranteed our obligations under the Credit Facility.
The Credit Facility contains customary non-financial and financial covenants, including a minimum fixed charge coverage ratio, a maximum debt-to-EBITDA ratio and minimum statutory net worth. At December 31, 2015, we were in compliance with all financial covenants under the Credit Facility.
1.125% Cash Convertible Senior Notes due 2020. In February 2013, we issued $550 million aggregate principal amount of 1.125% cash convertible senior notes (1.125% Notes) due January 15, 2020, unless earlier repurchased or converted. Interest is payable semiannually in arrears on January 15 and July 15.
The 1.125% Notes are senior unsecured obligations and rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the 1.125% Notes; equal in right of payment to any of our unsecured indebtedness that is not subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of our subsidiaries.
The 1.125% Notes are convertible only into cash, and not into shares of our common stock or any other securities. The initial conversion rate for the 1.125% Notes is 24.5277 shares of our common stock per $1,000 principal amount of the 1.125% Notes. This represents an initial conversion price of approximately $40.77 per share of our common stock. Upon conversion, in lieu of receiving shares of our common stock, a holder will receive an amount in cash, per $1,000 principal amount of 1.125% Notes, equal to the settlement amount, determined in the manner set forth in the indenture. We may not redeem the 1.125% Notes prior to the maturity date. Holders may convert their 1.125% Notes only under the following circumstances:

•
during any calendar quarter commencing after the calendar quarter ending on June 30, 2013 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•
during the five business day period immediately after any five consecutive trading day period (the measurement period) in which the trading price per $1,000 principal amount of 1.125% Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

•	upon the occurrence of specified corporate events; or

•	at any time on or after July 15, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date.
The 1.125% Notes met the stock price trigger in the quarter ended December 31, 2015, and are convertible into cash through at least March 31, 2016. Because the 1.125% Notes may be converted to cash within 12 months, the $448 million carrying amount is reported in current portion of long-term debt as of December 31, 2015.
The 1.125% Notes contain an embedded cash conversion option (the 1.125% Conversion Option), which was separated from the 1.125% Notes and accounted for separately as a derivative liability, with changes in fair value reported in our consolidated statements of income until the 1.125% Conversion Option settles or expires. The initial fair value liability of the 1.125% Conversion Option simultaneously reduced the carrying value of the 1.125% Notes (effectively an original issuance discount).

This discount is amortized to the 1.125% Notes' principal amount through the recognition of non-cash interest expense over the expected life of the debt. This has resulted in our recognition of interest expense on the 1.125% Notes at an effective rate of approximately 6%. As of December 31, 2015, the 1.125% Notes have a remaining amortization period of 4.0 years. The 1.125% Notes' if-converted value exceeded their principal amount by approximately $332 million and $93 million as of December 31, 2015 and December 31, 2014, respectively.
1.625% Convertible Senior Notes due 2044. In September 2014, we issued $125 million principal amount of 1.625% convertible senior notes (1.625% Notes) due August 15, 2044, unless earlier repurchased, redeemed or converted. Combined with the 1.625% Notes issued in connection with the 3.75% Exchange described below, the aggregate principal amount issued under the 1.625% Notes was $302 million.
Interest is payable semiannually in arrears on February 15 and August 15. In addition, beginning with the semiannual interest period commencing immediately following the interest payment date on August 15, 2018, contingent interest will accrue on the 1.625% Notes during any semiannual interest period in which certain conditions or events occur, or under certain events of default. For example, additional interest of 0.25% per year will be payable on the 1.625% Notes for any semiannual interest period for which the principal amount of 1.625% Notes outstanding is less than $100 million.
The 1.625% Notes are senior unsecured obligations and rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the 1.625% Notes; equal in right of payment to any of our unsecured indebtedness that is not subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of our subsidiaries.
The initial conversion rate for the 1.625% Notes is 17.2157 shares of our common stock per $1,000 principal amount of the 1.625% Notes. This represents an initial conversion price of approximately $58.09 per share of our common stock. Upon conversion, we will pay cash and, if applicable, deliver shares of our common stock to the converting holder in an amount per $1,000 principal amount of 1.625% Notes equal to the settlement amount (as defined in the related indenture).
Holders may convert their 1.625% Notes only under the following circumstances:

•
during any calendar quarter commencing after the calendar quarter ending on September 30, 2014 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•
during the five business day period after any five consecutive trading day period (the measurement period) in which the trading price per $1,000 principal amount of 1.625% Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

•	upon the occurrence of specified corporate events;

•	if we call any 1.625% Notes for redemption, at any time until the close of business on the business day immediately preceding the redemption date;

•	during the period from, and including, May 15, 2018 to the close of business on the business day immediately preceding August 19, 2018; or

•
at any time on or after February 15, 2044 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their 1.625% Notes, in integral multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

As of December 31, 2015, the 1.625% Notes were not convertible.
We may not redeem the 1.625% Notes prior to August 19, 2018. On or after August 19, 2018, we may redeem for cash all or part of the 1.625% Notes, except for the 1.625% Notes we are required to repurchase in connection with a fundamental change or on any specified repurchase date. The redemption price for the 1.625% Notes will equal 100% of the principal amount of the 1.625% Notes being redeemed, plus accrued and unpaid interest. In addition, holders of the 1.625% Notes may require us to repurchase some or all of the 1.625% Notes for cash on August 19, 2018, August 19, 2024, August 19, 2029, August 19, 2034 and August 19, 2039, in each case, at a specified price equal to 100% of the principal amount of the 1.625% Notes to be repurchased, plus accrued and unpaid interest.
Because the 1.625% Notes are net share settled and have cash settlement features, we have allocated the principal amount between a liability component and an equity component. The reduced carrying value on the 1.625% Notes resulted in a debt discount that is amortized back to the 1.625% Notes' principal amount through the recognition of non-cash interest expense over the expected life of the debt. The expected life of the debt is approximately four years, beginning on the issuance date and ending on the first date we may redeem the notes in August 2018. As of December 31, 2015, the 1.625% Notes have a remaining amortization period of 2.6 years. This has resulted in our recognition of interest expense on the 1.625% Notes at an effective rate approximating what we would have incurred had nonconvertible debt with otherwise similar terms been issued, or approximately 5%. The outstanding 1.625% Notes’ if-converted value exceeded their principal amount by approximately $10 million as of December 31, 2015, and did not exceed their principal amount as of December 31, 2014. At December 31, 2015 and December 31, 2014, the equity component of the 1.625% Notes, including the impact of deferred taxes, was $23 million.
3.75% Exchange. In August 2014, we entered into separate, privately negotiated, exchange agreements (the 3.75% Exchange) with certain holders of our outstanding 3.75% convertible senior notes due 2014 (the 3.75% Notes). In this transaction, we exchanged $177 million aggregate principal amount of the 3.75% Notes for $177 million principal amount of 1.625% convertible senior notes due 2044, approximately 2 million shares of our common stock, and payment of accrued interest on the exchanged 3.75% Notes; additionally, we issued approximately 81,000 shares of common stock for services rendered in connection with the 3.75% Exchange. We did not receive any proceeds from the 3.75% Exchange.
3.75% Notes. As described above, we entered into the 3.75% Exchange transaction in August 2014, under which we exchanged $177 million of the outstanding principal amount of the 3.75% Notes for the 1.625% Notes. The remaining $10 million principal amount was repaid in full in October 2014.
Lease Financing Obligations. In 2013, we entered into a sale-leaseback transaction for the Molina Center located in Long Beach, California, and our Ohio health plan office building located in Columbus, Ohio. Due to our continuing involvement with these leased properties, the sale did not qualify for sales recognition and we remain the "accounting owner" of the properties. These assets continue to be included in our consolidated balance sheets, and also continue to be depreciated over their remaining useful lives. The lease financing obligation is amortized over the 25-year lease term such that there will be no gain or loss recorded if the lease is not extended at the end of its term. Rent will increase 3% per year through the initial term. Payments under the lease adjust the lease financing obligation, and the imputed interest is recorded to interest expense in our consolidated statements of income. Such interest amounted to $13 million for both years ended December 31, 2015 and 2014.
As described and defined in further detail in Note 17, "Related Party Transactions," we entered into a lease for office space in February 2013 consisting of two office buildings. We have concluded that we are the accounting owner of the buildings due to our continuing involvement with the properties. We have recorded $36 million to property, equipment and capitalized software, net, in the accompanying consolidated balance sheet as of December 31, 2015, which represents the total cost incurred by the Landlord for the construction of the buildings, net of accumulated depreciation. As of December 31, 2015 and December 31, 2014, the aggregate amount recorded to lease financing obligations, including the current portion, amounted to $40 million and $41 million, respectively. Payments under the lease adjust the lease financing obligation, and the imputed interest is recorded to interest expense in our consolidated statements of income. Such interest expense was $4 million and $3 million for the year ended December 31, 2015 and 2014, respectively. In addition to the capitalization of the costs incurred by the Landlord, we impute and record rent expense relating to the ground leases for the property sites. Such rent expense is computed based on the fair value of the land and our incremental borrowing rate, and was $1 million for both years ended December 31, 2015 and 2014. For information regarding the future minimum lease obligation, refer to Note 19, "Commitments and Contingencies."
13. Derivatives
The following table summarizes the fair values and the presentation of our derivative financial instruments (defined and discussed individually below) in the consolidated balance sheets:

		December 31,
	Balance Sheet Location	2015	2014
		(In millions)
Derivative asset:
1.125% Call Option	Current assets: Derivative asset	$374	$—
	Non-current assets: Derivative asset	$—	$329

Derivative liability:
1.125% Conversion Option	Current liabilities: Derivative liability	$374	$—
	Non-current liabilities: Derivative liability	$—	$329
Our derivative financial instruments do not qualify for hedge treatment, therefore the change in fair value of these instruments is recognized immediately in our consolidated statements of income, and reported in other expense, net. Gains and losses for our derivative financial instruments are presented individually in the consolidated statements of cash flows, supplemental cash flow information.

1.125% Notes Call Spread Overlay. Concurrent with the issuance of the 1.125% Notes in 2013, we entered into privately negotiated hedge transactions (collectively, the 1.125% Call Option) and warrant transactions (collectively, the 1.125% Warrants), with certain of the initial purchasers of the 1.125% Notes (the Counterparties). We refer to these transactions collectively as the Call Spread Overlay. Under the Call Spread Overlay, the cost of the 1.125% Call Option we purchased to cover the cash outlay upon conversion of the 1.125% Notes was reduced by proceeds from the sale of the 1.125% Warrants. Assuming full performance by the Counterparties (and 1.125% Warrants strike prices in excess of the conversion price of the 1.125% Notes), these transactions are intended to offset cash payments in excess of the principal amount of the notes due upon any conversion of the 1.125% Notes.
1.125% Call Option. The 1.125% Call Option, which is indexed to our common stock, is a derivative asset that requires mark-to-market accounting treatment due to cash settlement features until the 1.125% Call Option settles or expires. For further discussion of the inputs used to determine the fair value of the 1.125% Call Option, refer to Note 5, "Fair Value Measurements."
1.125% Conversion Option. The embedded cash conversion option within the 1.125% Notes is accounted for separately as a derivative liability, with changes in fair value reported in our consolidated statements of income until the cash conversion option settles or expires. For further discussion of the inputs used to determine the fair value of the 1.125% Conversion Option, refer to Note 5, "Fair Value Measurements."
As of December 31, 2015, the 1.125% Call Option and the 1.125% Conversion Option were classified as a current asset and current liability, respectively, because the 1.125% Notes may be converted within 12 months of December 31, 2015, as described in Note 12, "Debt."
14. Income Taxes
The provision for income taxes for continuing operations consisted of the following:

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Current:
Federal	$172	$72	$67
State	8	3	—
Foreign	6	—	—
Total current	186	75	67
Deferred:
Federal	(10)	—	(25)
State	4	(2)	(6)
Foreign	(1)	—	—
Total deferred	(7)	(2)	(31)
	$179	$73	$36
A reconciliation of the U.S. federal statutory income tax rate to the combined effective income tax rate for continuing operations is as follows:

	Year Ended December 31,
	2015	2014	2013
Statutory federal tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.4	0.4	(0.5)
Change in unrecognized tax benefits	0.9	(0.1)	(3.7)
Nondeductible health insurer fee (HIF)	17.0	22.9	—
Nondeductible compensation	0.6	(4.1)	9.6
Nondeductible fair value of 1.125% Warrants	—	—	2.4
Other	(0.4)	(0.3)	2.0
Effective tax rate	55.5%	53.8%	44.8%
Our effective tax rate is based on expected income, statutory tax rates, and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant management estimates and judgments are required in determining our effective tax rate. We are routinely under audit by federal, state, or local authorities regarding the timing and amount of deductions, nexus of income among various tax jurisdictions, and compliance with federal, state, foreign, and local tax laws.
During 2014, the Internal Revenue Service (IRS) issued final regulations related to compensation deduction limitations applicable to certain health insurance issuers. Pursuant to these final regulations, we reversed amounts treated as nondeductible in 2013 and recognized a tax benefit during 2014.
During 2015, 2014, and 2013, excess tax benefits from share-based compensation amounted to $8 million, $3 million, and $2 million, respectively. These amounts were recorded as a decrease to income taxes payable and an increase to additional paid-in capital.
Deferred tax assets and liabilities are classified as non-current. Significant components of our deferred tax assets and liabilities as of December 31, 2015 and 2014 were as follows:

	December 31,
	2015	2014
	(In millions)
Accrued expenses	$37	$13
Reserve liabilities	14	4
Other accrued medical costs	5	4
Net operating losses	7	3
Unrealized losses	2	1
Unearned premiums	21	22
Lease financing obligation	35	34
Deferred compensation	8	10
Tax credit carryover	8	8
Valuation allowance	(9)	(6)
Total deferred income tax assets, net of valuation allowance	128	93
Prepaid expenses	(9)	(6)
Depreciation and amortization	(83)	(57)
Basis in debt	(18)	(15)
Total deferred income tax liabilities	(110)	(78)
Net deferred income tax asset - long term	$18	$15
At December 31, 2015, we had state net operating loss carryforwards of $180 million, which begin expiring in 2016.
At December 31, 2015, we had California enterprise zone tax credit carryovers of $11 million, which will begin to expire in 2024, and foreign tax credit carryovers of $1 million, which expire in 2025.
We evaluate the need for a valuation allowance taking into consideration the ability to carry back and carry forward tax credits and losses, available tax planning strategies and future income, including reversal of temporary differences. We have determined that as of December 31, 2015, $9 million of deferred tax assets did not satisfy the recognition criteria due to uncertainty regarding the realization of some of our state tax operating loss and foreign tax credit carryforwards. Therefore, we increased our valuation allowance by $3 million, from $6 million at December 31, 2014, to $9 million as of December 31, 2015.
We recognize tax benefits only if the tax position is more likely than not to be sustained. We are subject to income taxes in the United States, Puerto Rico, and numerous state jurisdictions. Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. We establish reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged despite our belief that our tax return positions are fully supportable. We adjust these reserves in light of changing facts and circumstances, such as the outcome of tax audits. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

The roll forward of our unrecognized tax benefits is as follows:

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Gross unrecognized tax benefits at beginning of period	$(3)	$(8)	$(11)
Increases in tax positions for current year	(1)	—	—
Increases in tax positions for prior years	(5)	(1)	(2)
Decreases in tax positions for prior years	—	—	5
Settlements	—	6	—
Gross unrecognized tax benefits at end of period	$(9)	$(3)	$(8)
The total amount of unrecognized tax benefits at December 31, 2015, 2014 and 2013 that, if recognized, would affect the effective tax rates is $7 million, $2 million and $6 million, respectively. We expect that during the next 12 months it is reasonably possible that unrecognized tax benefit liabilities may decrease by as much as $1 million due to the normal expiration of statutes of limitation.
Our continuing practice is to recognize interest and/or penalties related to unrecognized tax benefits in income tax expense. Amounts accrued for the payment of interest and penalties as of December 31, 2015, and 2014 were insignificant.
We are under examination by the IRS for calendar year 2011 and may be subject to examination for calendar years 2012 through 2014. We are under examination, or may be subject to examination, in Puerto Rico and certain state and local jurisdictions, with the major state jurisdictions being California, Utah, and Michigan, for the years 2010 through 2014.
15. Stockholders' Equity
Stockholders' equity increased $547 million during the year ended December 31, 2015. The increase was primarily due to the common stock offering described below, net income of $143 million, and $34 million related to share-based compensation transactions.
Common Stock Offering. In June 2015, we completed an underwritten public offering of 5,750,000 shares of our common stock, including the over-allotment option. Net of issuance costs, proceeds from the offering amounted to $373 million, or $64.90 per share, resulting in an increase to additional paid-in capital. We are using the proceeds to finance working capital needs, acquisitions, capital expenditures, and other general corporate activities.
1.125% Warrants. In connection with the 1.125% Notes Call Spread Overlay transaction described in Note 13, "Derivatives," in 2013, we issued 13,490,236 warrants with a strike price of $53.8475 per share. The number of warrants and the strike price are subject to adjustment under certain circumstances. If the market value per share of our common stock exceeds the strike price of the 1.125% Warrants on any trading day during the 160 trading day measurement period (beginning on April 15, 2020) under the 1.125% Warrants, we will be obligated to issue to the Counterparties a number of shares equal in value to the product of the amount by which such market value exceeds such strike price and 1/160th of the aggregate number of shares of our common stock underlying the 1.125% Warrants, subject to a share delivery cap. The 1.125% Warrants could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the applicable strike price of the 1.125% Warrants. Refer to Note 3, "Net Income per Share," for dilution information for the periods presented. We will not receive any additional proceeds if the 1.125% Warrants are exercised.
Securities Repurchase Programs. Effective as of December 16, 2015, our board of directors authorized the repurchase of up to $50 million in aggregate of our common stock or senior notes. This newly authorized repurchase program extends through December 31, 2016.
In February 2015, our board of directors authorized the repurchase of up to $50 million in aggregate of our common stock. We did not repurchase any shares under this program, which expired December 31, 2015.
Stock Incentive Plans. At December 31, 2015, we had employee equity incentives outstanding under two plans: (1) the 2011 Equity Incentive Plan (2011 Plan); and (2) the 2002 Equity Incentive Plan (from which equity incentives are no longer awarded).
The 2011 Plan provides for the award of restricted shares and units, performance shares and units, stock options and stock bonuses to the company’s officers, employees, directors, consultants, advisers, and other service providers. The 2011 Plan provides for the issuance of up to 4.5 million shares of common stock.
Restricted share awards are granted with a fair value equal to the market price of our common stock on the date of grant, and generally vest in equal annual installments over periods up to four years from the date of grant. Stock option awards have an exercise price equal to the fair market value of our common stock on the date of grant, generally vest in equal annual installments over periods up to four years from the date of grant, and have a maximum term of ten years from the date of grant.
In connection with our stock plans, we issued approximately 830,000 shares of common stock, net of shares used to settle employees’ income tax obligations, in the year ended December 31, 2015.
The following table illustrates the components of our share-based compensation expense that are reported in general and administrative expenses in the consolidated statements of income:

	Year Ended December 31,
	2015		2014		2013
	(In millions)
	Pretax Charges	Net-of-Tax Amount	Pretax Charges	Net-of-Tax Amount	Pretax Charges	Net-of-Tax Amount
Restricted stock and performance awards	$19	$13	$19	$12	$26	$23
Employee stock purchase plan and stock options	4	3	3	2	3	2
	$23	$16	$22	$14	$29	$25
As of December 31, 2015, there was $25 million of total unrecognized compensation expense related to unvested restricted share awards, including those with performance conditions, which we expect to recognize over a remaining weighted-average period of 1.6 years. This unrecognized compensation cost assumes an estimated forfeiture rate of 6.5% for non-executive employees as of December 31, 2015. As of December 31, 2015, the unrecognized compensation expense related to unvested stock options was insignificant.
Restricted stock. Restricted and performance stock activity for the year ended December 31, 2015 is summarized below:

	Shares	Weighted Average Grant Date Fair Value
Unvested balance as of December 31, 2014	1,282,072	$33.55
Granted - restricted shares	273,710	64.56
Granted - performance shares	162,827	63.90
Vested - restricted shares	(371,489)	34.58
Vested - performance shares	(264,604)	30.80
Forfeited	(47,759)	37.51
Unvested balance as of December 31, 2015	1,034,757	46.68
The total fair value of restricted and performance share awards granted during the years ended December 31, 2015, 2014, and 2013 was $28 million, $25 million, and $33 million, respectively. The total fair value of restricted share awards, including those with performance or market conditions which vested during the years ended December 31, 2015, 2014, and 2013 was $39 million, $24 million, and $22 million, respectively.
In 2015, our named executive officers were granted approximately 163,000 restricted shares with performance and market conditions. The grant date fair value for the awards with market conditions were determined based on a Monte Carlo Simulation which projected Total Stockholder Return (TSR) over the performance period using correlations and volatilities of our ISS peer groups. The weighted-average grant date fair value per share of the 2015 performance awards based on three-year TSR was $49.43, determined using additional inputs as follows: risk-free interest rate of 0.8%, dividend yield of 0%, and expected life of 2.8 years.
As of December 31, 2015, there were approximately 377,000 unvested restricted shares outstanding which contained one or more performance measures. In the event the vesting conditions are not achieved, the awards will lapse. Based on our assessment as of December 31, 2015, we expect the performance conditions relating to approximately 199,000 of these outstanding restricted share awards to be met in full.
In 2015, we reversed approximately $3 million in share-based compensation expense recognized from grant date through March 31, 2015, related to 178,000 of the awards granted in 2014, due to management's determination in the second quarter of 2015 that the achievement of the underlying performance conditions was not probable.

In December 2015, approximately 229,000 restricted stock awards with performance conditions, granted in 2013, vested due to achievement of the total revenue metric as defined in the terms of the grant.
Employee Stock Purchase Plan. Under our employee stock purchase plan (ESPP), eligible employees may purchase common shares at 85% of the lower of the fair market value of our common stock on either the first or last trading day of each six-month offering period. Each participant is limited to a maximum purchase of $25,000 (as measured by the fair value of the stock acquired) per year through payroll deductions. We estimate the fair value of the stock issued using the Black-Scholes option pricing model. For the years ended December 31, 2015, 2014, and 2013, the inputs to this model were as follows: risk-free interest rates of approximately 0.1%; expected volatilities ranging from approximately 30% to 50%, dividend yields of 0%, and an average expected life of 0.5 years. We issued approximately 301,900, 327,200 and 299,600 shares of our common stock under the ESPP during the years ended December 31, 2015, 2014, and 2013, respectively. The 2011 ESPP provides for the issuance of up to three million shares of common stock.
Stock Options. No stock options were granted in 2015 and 2014, and stock options outstanding as of December 31, 2015 were insignificant. The grant date fair value per share of the stock options awarded to the new members of our board of directors during 2013 was $14.67. We estimated the fair value of each stock option award using the Black-Scholes option pricing model, with the following inputs: risk-free interest rate of 1.4%, expected volatility of 41.3%, dividend yield of 0%, and expected life of 7 years. The total intrinsic value of options exercised during the years ended December 31, 2015, 2014, and 2013 was $6 million, $2 million, and $1 million, respectively.
16. Employee Benefits
We sponsor defined contribution 401(k) plans that cover substantially all full-time salaried and hourly employees of our company and its subsidiaries. Eligible employees are permitted to contribute up to the maximum amount allowed by law. We match up to the first 4% of compensation contributed by employees. Expense recognized in connection with our contributions to the 401(k) plans totaled $27 million, $21 million and $13 million in the years ended December 31, 2015, 2014, and 2013, respectively.
We also have a nonqualified deferred compensation plan for certain key employees. Under this plan, eligible participants may defer up to 100% of their base salary and 100% of their bonus to provide tax-deferred growth for retirement. The funds deferred are invested in corporate-owned life insurance, under a rabbi trust.
17. Related Party Transactions
Prior to December 22, 2015, we were the lessee under a lease with 6th & Pine Development, LLC (the Landlord) for two office buildings. The principal members of the Landlord were John C. Molina, our chief financial officer and a director of Molina Healthcare, Inc., and his wife. In addition, in connection with the development of the buildings being leased, John C. Molina pledged certain of his common stock holdings in Molina Healthcare, Inc. Dr. J. Mario Molina, our chief executive officer, president and chairman of the board of directors, holds a partial interest in such shares as trust beneficiary. On December 22, 2015, the Landlord assigned the lease to an unrelated third party. There were no significant changes to the lease other than the assignment to the new owner. As a result of the assignment, as of December 31, 2015, amounts previously reported as lease financing obligations - related party were reported in lease financing obligations on the accompanying consolidated balance sheets. For information regarding the lease financing obligation associated with this lease, refer to Note 12, "Debt."
Our California health plan has entered into a provider agreement with Pacific Healthcare IPA (Pacific), which is 50% owned by the brother-in-law of Dr. J. Mario Molina and John C. Molina. Under the terms of this provider agreement, the California health plan paid Pacific approximately $1 million in each of 2015 and 2014 for medical care provided to health plan members. Payments in 2013 were insignificant.
Refer to Note 18, "Variable Interest Entities (VIEs)," for a discussion of the Joseph M. Molina, M.D. Professional Corporations.

18. Variable Interest Entities (VIEs)
Joseph M. Molina M.D., Professional Corporations
The Joseph M. Molina, M.D. Professional Corporations (JMMPC) were created in 2012 to further advance our direct delivery business. JMMPC's primary shareholder is Dr. J. Mario Molina, our chief executive officer, president, and chairman of the board of directors. Dr. Molina is paid no salary and receives no dividends in connection with his work for, or ownership of, JMMPC. JMMPC provides primary care medical services through its employed physicians and other medical professionals. Beginning in 2014, JMMPC also provided certain specialty referral services to our California health plan members through a contracted provider network. Substantially all of the individuals served by JMMPC are members of our health plans. JMMPC does not have agreements to provide professional medical services with any other entities.
Our wholly owned subsidiary, Molina Medical Management, Inc. (MMM), has entered into services agreements with JMMPC to provide clinic facilities, clinic administrative support staff, patient scheduling services and medical supplies to JMMPC. The services agreements were designed such that JMMPC will operate at break even, ensuring the availability of quality care and access for our health plan members. The services agreements provide that the administrative fees charged to JMMPC by MMM are reviewed annually to assure the achievement of this goal.
Separately, our California, Florida, New Mexico, Utah and Washington health plans have entered into primary care services agreements with JMMPC. These agreements direct our health plans to perform a monthly reconciliation, to either fund JMMPC's operating deficits, or receive JMMPC's operating surpluses, such that JMMPC will derive no profit or loss. Because the MMM services agreements described above mitigate the likelihood of significant operating deficits or surpluses, such monthly reconciliation amounts are generally insignificant.
We have determined that JMMPC is a VIE, and that we are its primary beneficiary. We have reached this conclusion under the power and benefits criterion model according to GAAP. Specifically, we have the power to direct the activities that most significantly affect JMMPC's economic performance, and the obligation to absorb losses or right to receive benefits that are potentially significant to the VIE, under the agreements described above. Because we are its primary beneficiary, we have consolidated JMMPC. JMMPC's assets may be used to settle only JMMPC's obligations, and JMMPC's creditors have no recourse to the general credit of Molina Healthcare, Inc. As of December 31, 2015, JMMPC had total assets of $17 million, and total liabilities of $17 million. As of December 31, 2014, JMMPC had total assets of $31 million, and total liabilities of $31 million.
Our maximum exposure to loss as a result of our involvement with JMMPC is generally limited to the amounts needed to fund JMMPC's ongoing payroll, employee benefits and medical care costs associated with JMMPC's specialty referral activities. We believe that such loss exposures will be immaterial to our consolidated operating results and cash flows for the foreseeable future.
New Markets Tax Credit
In 2011, our New Mexico data center subsidiary entered into a financing transaction with Wells Fargo Community Investment Holdings, LLC (Wells Fargo), its wholly owned subsidiary New Mexico Healthcare Data Center Investment Fund, LLC (Investment Fund), and certain of Wells Fargo's affiliated Community Development Entities (CDEs), in connection with our participation in the federal government's New Markets Tax Credit Program (NMTC). The NMTC was established by Congress to facilitate new or increased investments in businesses and real estate projects in low-income communities. The NMTC attracts investment capital to low-income communities by permitting investors to receive a tax credit against their federal income tax return in exchange for equity investments in specialized financial institutions, called CDEs, which provide financing to qualified active businesses operating in low-income communities. The credit amounts to 39% of the original investment amount and is claimed over a period of seven years (five percent for each of the first three years, and six percent for each of the remaining four years). The investment in the CDE cannot be redeemed before the end of the seven-year period.
In 2011, as a result of a series of simultaneous financing transactions, Wells Fargo contributed capital of $6 million to the Investment Fund, and Molina Healthcare, Inc. loaned the principal amount of $16 million to the Investment Fund. The Investment Fund then contributed the proceeds to certain CDEs, which, in turn, loaned the proceeds of $21 million to our New Mexico data center subsidiary. Wells Fargo will be entitled to claim the NMTC while we effectively received net loan proceeds equal to Wells Fargo's contribution to the Investment Fund, or approximately $6 million. Additionally, financing costs incurred in structuring the arrangement amounting to $1 million were deferred and will be recognized as expense over the term of the loans. This transaction also includes a put/call feature that becomes enforceable at the end of the seven-year compliance period. Wells Fargo may exercise its put option or we can exercise the call, both of which will serve to transfer the debt obligation to us. Incremental costs to maintain the structure during the compliance period will be recognized as incurred.
We have determined that the financing arrangement with Investment Fund and CDEs is a VIE, and that we are the primary beneficiary of the VIE. We reached this conclusion based on the following:

•
The ongoing activities of the VIE—collecting and remitting interest and fees and NMTC compliance—were all considered in the initial design and are not expected to significantly affect economic performance throughout the life of the VIE;

•	Contractual arrangements obligate us to comply with NMTC rules and regulations and provide various other guarantees to Investment Fund and CDEs;

•	Wells Fargo lacks a material interest in the underling economics of the project; and

•	We are obligated to absorb losses of the VIE.
Because we are the primary beneficiary of the VIE, we have included it in our consolidated financial statements. Wells Fargo's contribution of $6 million is included in cash at December 31, 2015 and December 31, 2014 and the offsetting Wells Fargo's interest in the financing arrangement is included in other liabilities in the accompanying consolidated balance sheets.
As described above, this transaction also includes a put/call provision whereby we may be obligated or entitled to repurchase Wells Fargo's interest in the Investment Fund. The value attributed to the put/call is nominal. The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code and applicable U.S. Treasury regulations. We are required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in Wells Fargo's projected tax benefits not being realized and, therefore, require us to indemnify Wells Fargo for any loss or recapture of NMTCs related to the financing until such time as the recapture provisions have expired under the applicable statute of limitations. We do not anticipate any credit recaptures will be required in connection with this arrangement.
19. Commitments and Contingencies
Certain Leasing Transactions. As described in Note 12, "Debt," we entered into certain leasing transactions that have been classified as lease financing obligations. Such leases have initial terms that range from 16.5 years to 25 years. Additionally, the leases provide for renewal options ranging from 10 years to 25 years in aggregate.
Operating Leases. We lease administrative and clinic facilities and certain equipment under non-cancelable operating leases expiring at various dates through 2025. Facility lease terms generally range from five to 10 years with one to two renewal options for extended terms. In most cases, we are required to make additional payments under facility operating leases for taxes, insurance and other operating expenses incurred during the lease period. Certain of our leases contain rent escalation clauses or lease incentives, including rent abatements and tenant improvement allowances. Rent escalation clauses and lease incentives are taken into account in determining total rent expense to be recognized during the lease term.
Future minimum lease payments by year and in the aggregate under all operating leases and lease financing obligations consist of the following approximate amounts:

	Lease Financing Obligations	Operating Leases	Total
	(In millions)
2016	$15	$49	$64
2017	16	47	63
2018	16	41	57
2019	16	32	48
2020	17	24	41
Thereafter	323	39	362
	$403	$232	$635
Rental expense related to operating leases amounted to $44 million, $32 million, and $25 million for the years ended December 31, 2015, 2014, and 2013, respectively. The amounts reported in "Lease Financing Obligations" above represent our contractual lease commitments for the properties described in Note 12, "Debt" under the subheading "Lease Financing Obligations." Payments under these leases adjust the lease financing obligation, and the imputed interest is recorded to interest expense in our consolidated statements of income.

Employment Agreements. In 2002 we entered into employment agreements with our Chief Executive Officer and Chief Financial Officer, which were amended and restated in 2009. These employment agreements had initial terms of one to three years and are subject to automatic one-year extensions thereafter. Should the executives be terminated without cause or resign for good reason before a change of control, as defined, we will pay one year’s base salary and termination bonus, as defined, in addition to full vesting of equity compensation, and a cash payment for health and welfare benefits.
In 2013 we entered into employment agreements with our Chief Operating Officer, Chief Accounting Officer, and Chief Legal Officer. These agreements continue until terminated by us, or the executive resigns. If the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive one year’s base salary and termination bonus, as defined, full vesting of time-based equity compensation, and a cash payment for health and welfare benefits.
Payment of the severance benefits described above is contingent upon the executive’s signing a release agreement waiving claims against us. If the executives are terminated for cause, no further payments are due under the contracts.
Legal Proceedings. The health care and business process outsourcing industries are subject to numerous laws and regulations of federal, state, and local governments. Compliance with these laws and regulations can be subject to government review and interpretation, as well as regulatory actions unknown and unasserted at this time. Penalties associated with violations of these laws and regulations include significant fines and penalties, exclusion from participating in publicly funded programs, and the repayment of previously billed and collected revenues.
We are involved in legal actions in the ordinary course of business, some of which seek monetary damages, including claims for punitive damages, which are not covered by insurance. We have accrued liabilities for certain matters for which we deem the loss to be both probable and estimable. Although we believe that our estimates of such losses are reasonable, these estimates could change as a result of further developments of these matters. The outcome of legal actions is inherently uncertain and such pending matters for which accruals have not been established have not progressed sufficiently through discovery and/or development of important factual information and legal issues to enable us to estimate a range of possible loss, if any. While it is not possible to accurately predict or determine the eventual outcomes of these items, an adverse determination in one or more of these pending matters could have a material adverse effect on our consolidated financial position, results of operations, or cash flows.
State of Louisiana. On June 26, 2014, the state of Louisiana filed a Petition for Damages against Molina Medicaid Solutions, Molina Healthcare, Inc., Unisys Corporation, and Paramax Systems Corporation, a subsidiary of Unisys, in the Parish of Baton Rouge, 19th Judicial District, versus number 631612. The Petition alleges that between 1989 and 2012, the defendants utilized an incorrect reimbursement formula for the payment of pharmaceutical claims. We believe we have several meritorious defenses to the claims of the state, and any liability for the alleged claims is not currently probable or reasonably estimable.
United States of America, ex rel., Anita Silingo v. Mobile Medical Examination Services, Inc., et al. On or around October 14, 2014, Molina Healthcare of California, Molina Healthcare of California Partner Plan, Inc., Mobile Medical Examination Services, Inc. (MedXM), and other health plan defendants were served with a Complaint previously filed under seal in the Central District Court of California by Relator, Anita Silingo, Case No. SACV13-1348-FMO(SHx). The Complaint alleges that MedXM improperly modified medical records and otherwise took inappropriate steps to increase members’ risk adjustment scores, and that the defendants, including Molina Healthcare of California and Molina Healthcare of California Partner Plan, Inc., purportedly turned a “blind eye” to these unlawful practices. The Department of Justice has declined to intervene. The District Court dismissed this action as to Molina without leave to amend as to some allegations and with leave to amend as to other allegations. On October 22, 2015, the Relator filed a third amended complaint. We believe that we have several meritorious defenses to the claims of the Relator, and any liability for the alleged claims is not currently probable or reasonably estimable.
Hospital Management Contract. During the fourth quarter of 2015, we recorded a contract settlement charge of approximately $15 million as a result of our termination of a hospital management agreement.
Professional Liability Insurance. We carry medical professional liability insurance for health care services rendered in the primary care institutions that we manage. In addition, we also carry errors and omissions insurance for all Molina entities.
Provider Claims. Many of our medical contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of various services. Such differing interpretations have led certain medical providers to pursue us for additional compensation. The claims made by providers in such circumstances often involve issues of contract compliance, interpretation, payment methodology, and intent. These claims often extend to services provided by the providers over a number of years.
Various providers have contacted us seeking additional compensation for claims that we believe to have been settled. These matters, when finally concluded and determined, will not, in our opinion, have a material adverse effect on our business, consolidated financial position, results of operations, or cash flows.

States' Budgets. From time to time the states in which our health plans operate may delay premium payments. For example, the state of Illinois is currently operating without a budget for its fiscal year ending June 30, 2016. As of December 31, 2015, our Illinois health plan served approximately 98,000 members, and recognized premium revenue of approximately $397 million for the year ended December 31, 2015. As of February 23, 2016, Illinois is current with its premium payments.
In another example, the Commonwealth of Puerto Rico has reported that it may lack sufficient resources to fund all necessary governmental programs including health care-related programs, as well as meet its debt obligations for its fiscal year ending June 30, 2016. Our Puerto Rico health plan became operational on April 1, 2015. As of December 31, 2015, the plan served approximately 348,000 members and recognized premium revenue of approximately $192 million in the fourth quarter of 2015, or approximately $64 million per month. As of February 23, 2016, the Commonwealth continues to pay us weekly for current membership.
It is the practice of the Commonwealth to pay us for eligible members only after those members have been assigned to us, and our plan has sent electronic confirmation of the receipt of eligibility. Particularly in the early stages of our contract with Puerto Rico, the plan's confirmation of eligibility of certain members was not accepted by the Commonwealth as a result of various technical issues. The plan has continued to pay for medical services for all members in question, but the Commonwealth is withholding payment of approximately $12 million of premium revenue related to those members. We believe we have a valid claim to all of the premiums withheld and we are in discussions with the Commonwealth regarding this matter.
It has been our practice in the past, and will remain so in the future, to continue to serve our members and pay health care providers for services rendered in circumstances where state (or Commonwealth) governments are temporarily unable to pay us, so long as we continue to believe that such state (or Commonwealth) governments will ultimately pay us.
Regulatory Capital and Dividend Restrictions. Our health plans, which are operated by our respective wholly owned subsidiaries in those states, are subject to state laws and regulations that, among other things, require the maintenance of minimum levels of statutory capital, as defined by each state. Regulators in some states may also attempt to enforce capital requirements upon us that require the retention of net worth in excess of amounts formally required by statute or regulation. Such statutes, regulations and informal capital requirements also restrict the timing, payment, and amount of dividends and other distributions that may be paid to us as the sole stockholder. To the extent our subsidiaries must comply with these regulations, they may not have the financial flexibility to transfer funds to us. Based upon current statutes and regulations, the net assets in these subsidiaries (after intercompany eliminations) which may not be transferable to us in the form of loans, advances, or cash dividends was approximately $1,229 million at December 31, 2015, and $859 million at December 31, 2014. Because of the statutory restrictions that inhibit the ability of our health plans to transfer net assets to us, the amount of retained earnings readily available to pay dividends to our stockholders is generally limited to cash, cash equivalents and investments held by the parent company – Molina Healthcare, Inc. Such cash, cash equivalents and investments amounted to $612 million and $203 million as of December 31, 2015, and 2014, respectively.
The National Association of Insurance Commissioners (NAIC), adopted rules effective December 31, 1998, which, if implemented by the states, set minimum capitalization requirements for insurance companies, HMOs, and other entities bearing risk for health care coverage. The requirements take the form of risk-based capital (RBC) rules which may vary from state to state. All of the states in which our health plans operate, except California and Florida, have adopted these rules. California and Florida have not adopted NAIC risk-based capital requirements for HMOs, and have not formally given notice of their intention to do so. Such requirements, if adopted by California and Florida, may increase the minimum capital required for those states.
As of December 31, 2015, our health plans had aggregate statutory capital and surplus of approximately $1,350 million compared with the required minimum aggregate statutory capital and surplus of approximately $776 million. All of our health plans were in compliance with the minimum capital requirements at December 31, 2015. We have the ability and commitment to provide additional capital to each of our health plans when necessary to ensure that statutory capital and surplus continue to meet regulatory requirements.
20. Segment Information
We have three reportable segments. These segments include our Health Plans and Molina Medicaid Solutions segments, which comprise the vast majority of our operations, and our Other segment. As of December 31, 2015, we changed our reporting structure as a result of the Pathways acquisition in November 2015, which is reported in Other.
Our reportable segments are consistent with how we currently manage the business and view the markets we serve. The Health Plans segment consists of our health plans and our direct delivery business. Our health plans represent operating segments that have been aggregated for reporting purposes because they share similar economic characteristics. The Molina Medicaid Solutions segment provides MMIS design, development, implementation; business process outsourcing solutions; hosting services; and information technology support services to state Medicaid agencies. Our Other segment includes other businesses, such as our Pathways behavioral health and social services provider, that do not meet the quantitative thresholds for a reportable segment as defined by U.S. generally accepted accounting principles (GAAP), as well as corporate amounts not allocated to other reportable segments.
The following table presents gross margin as the appropriate earnings measure for our reportable segments, based on how our chief operating decision maker currently reviews results, assesses performance, and allocates resources.
Gross margin for our Health Plans segment is referred to as "Medical margin," and for our Molina Medicaid Solutions and Other segments, as "Service margin." Medical margin represents the actual dollars earned by the Health Plans segment after medical costs are deducted from premium revenue. The medical care ratio represents the amount of medical care costs as a percentage of premium revenue. One of the key metrics used to assess the performance of the Health Plans segment is the medical care ratio; therefore, the underlying medical margin is the most important measure of earnings reviewed by the chief operating decision maker. The service margin is equal to service revenue minus cost of service revenue. We previously reported our segment results to the operating income level, where we reported the cost of all centralized services within our most significant segment, the Health Plans segment.
The accounting policies of the segments are the same as those described in Note 2, "Significant Accounting Policies."

	Health Plans	Molina Medicaid Solutions	Other	Consolidated

	(In millions)
2015
Total revenue (1)	$13,917	$195	$66	$14,178
Gross margin	1,447	55	5	1,507
Depreciation and amortization (2)	95	25	6	126
Goodwill, and intangible assets, net	393	73	175	641
Total assets	4,707	213	1,656	6,576

2014
Total revenue (1)	9,449	210	8	9,667
Gross margin	947	53	—	1,000
Depreciation and amortization (2)	83	46	5	134
Goodwill, and intangible assets, net	286	75	—	361
Total assets	3,355	185	895	4,435

2013
Total revenue (1)	6,376	205	8	6,589
Gross margin	799	44	—	843
Depreciation and amortization (2)	60	28	6	94
Goodwill, and intangible assets, net	249	81	—	330
Total assets	1,921	176	891	2,988
______________________

(1)	Total revenues consists primarily of premium revenue for the Health Plans segment, and service revenue for the Molina Medicaid Solutions and Other segments.

(2)	Depreciation and amortization reported in accompanying consolidated statements of cash flows.

The following table reconciles gross margin by segment to consolidated income from continuing operations before income tax expense:

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Gross margin:
Health Plans	$1,447	$947	$799
Molina Medicaid Solutions	55	53	44
Other	5	—	—
Other operating revenues (1)	684	434	205
Other operating expenses (2)	1,804	1,241	911
Operating income	387	193	137
Other expenses, net	65	58	56
Income from continuing operations before income tax expense	$322	$135	$81
______________________

(1)	Other operating revenues include premium tax revenue, health insurer fee revenue, investment income and other revenue.

(2)	Other operating expenses include general and administrative expenses, premium tax expenses, health insurer fee expenses and depreciation and amortization.

21. Quarterly Results of Operations (Unaudited)
The following table summarizes quarterly unaudited results of operations for the years ended December 31, 2015 and 2014.

	For The Quarter Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
	(In millions, except per-share data)
Premium revenue	$2,971	$3,304	$3,377	$3,589
Service revenue	52	47	47	107
Operating income	82	116	113	76
Income from continuing operations	28	39	46	30
Net income	28	39	46	30
Net income per share (1):
Basic	$0.58	$0.78	$0.84	$0.54
Diluted	$0.56	$0.72	$0.77	$0.52

	For The Quarter Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
	(In millions, except per-share data)
Premium revenue	$1,940	$2,167	$2,317	$2,599
Service revenue	54	50	52	54
Operating income	24	32	40	97
Income from continuing operations	4	8	16	34
Net income	4	8	16	34
Net income per share (1):
Basic	$0.10	$0.17	$0.34	$0.70
Diluted	$0.09	$0.16	$0.33	$0.69
_______________________________

(1)
The dilutive effect of all potentially dilutive common shares is calculated using the treasury-stock method. Certain potentially dilutive common shares issuable are not included in the computation of diluted net income per share because to do so would be anti-dilutive. For the year ended December 31, 2014, the 1.125% Warrants were excluded from diluted shares outstanding because the exercise price exceeded the average market price of our common stock.

22. Condensed Financial Information of Registrant
The condensed balance sheets as of December 31, 2015 and 2014, and the related condensed statements of income, comprehensive income and cash flows for each of the three years in the period ended December 31, 2015 for our parent company Molina Healthcare, Inc. (the Registrant), are presented below.
Condensed Balance Sheets

	December 31,
	2015	2014
	(Amounts in millions, except per-share data)
ASSETS
Current assets:
Cash and cash equivalents	$360	$75
Investments	252	126
Income taxes refundable	7	13
Due from affiliates	86	18
Prepaid expenses and other current assets	46	33
Derivative asset	374	—
Total current assets	1,125	265
Property, equipment, and capitalized software, net	267	265
Goodwill and intangible assets, net	61	65
Investments in subsidiaries	2,205	1,377
Deferred income taxes	23	11
Derivative asset	—	329
Advances to related parties and other assets	36	43
	$3,717	$2,355

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$157	$107
Current portion of long-term debt	449	—
Derivative liability	374	—
Total current liabilities	980	107
Senior notes	962	690
Lease financing obligations	198	157
Lease financing obligations - related party	—	40
Derivative liability	—	329
Other long-term liabilities	20	22
Total liabilities	2,160	1,345
Stockholders' equity:
Common stock, $0.001 par value; 150 shares authorized; outstanding:
56 shares at December 31, 2015 and 50 shares at December 31, 2014	—	—
Preferred stock, $0.001 par value; 20 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	803	396
Accumulated other comprehensive loss	(4)	(1)
Retained earnings	758	615
Total stockholders' equity	1,557	1,010
	$3,717	$2,355

Condensed Statements of Income

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Revenue:
Management fees and other operating revenue	$928	$704	$599
Investment income	3	2	3
Total revenue	931	706	602
Expenses:
Medical care costs	55	46	38
General and administrative expenses	797	583	504
Depreciation and amortization	82	73	51
Total operating expenses	934	702	593
Operating (loss) income	(3)	4	9
Interest expense	66	57	51
Other expense	—	1	4
Loss before income taxes and equity in net income of subsidiaries	(69)	(54)	(46)
Income tax benefit	(21)	(27)	(16)
Net loss before equity in net income of subsidiaries	(48)	(27)	(30)
Equity in net income of subsidiaries	191	89	83
Net income	$143	$62	$53

Condensed Statements of Comprehensive Income

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Net income	$143	$62	$53
Other comprehensive income (loss):
Unrealized investment loss	(5)	—	(1)
Effect of income tax benefit	2	—	—
Other comprehensive loss, net of tax	(3)	—	(1)
Comprehensive income	$140	$62	$52

Condensed Statements of Cash Flows

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Operating activities:
Net cash provided by operating activities	$113	$74	$63
Investing activities:
Capital contributions to subsidiaries	(770)	(292)	(166)
Dividends received from subsidiaries	142	—	24
Purchases of investments	(244)	(129)	(363)
Proceeds from sales and maturities of investments	118	263	98
Purchases of equipment	(91)	(94)	(77)
Change in amounts due to/from affiliates	(68)	16	(6)
Other, net	—	8	(6)
Net cash used in investing activities	(913)	(228)	(496)
Financing activities:
Proceeds from senior notes offerings, net of issuance costs	689	123	538
Proceeds from common stock offering, net of issuance costs	373	—	—
Proceeds from sale-leaseback transactions	—	—	159
Purchase of call option	—	—	(149)
Proceeds from issuance of warrants	—	—	75
Treasury stock repurchases	—	—	(53)
Principal payment on term loan of subsidiary	—	—	(47)
Repayment of amount borrowed under credit facility	—	—	(40)
Proceeds from employee stock plans	18	14	9
Principal payments on convertible senior notes	—	(10)	—
Other, net	5	2	2
Net cash provided by financing activities	1,085	129	494
Net increase (decrease) in cash and cash equivalents	285	(25)	61
Cash and cash equivalents at beginning of year	75	100	39
Cash and cash equivalents at end of year	$360	$75	$100
Notes to Condensed Financial Information of Registrant
Note A - Basis of Presentation
The Registrant was incorporated in 2002. Prior to that date, Molina Healthcare of California (formerly known as Molina Medical Centers) operated as a California health plan and as the parent company for three other state health plans. In June 2003, the employees and operations of the corporate entity were transferred from Molina Healthcare of California to the Registrant.
The Registrant's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The accompanying condensed financial information of the Registrant should be read in conjunction with the consolidated financial statements and accompanying notes.
Note B - Transactions with Subsidiaries
The Registrant provides certain centralized medical and administrative services to its subsidiaries pursuant to administrative services agreements, including medical affairs and quality management, health education, credentialing, management, financial, legal, information systems and human resources services. Fees are based on the fair market value of services rendered and are recorded as operating revenue. Payment is subordinated to the subsidiaries' ability to comply with minimum capital and other restrictive financial requirements of the states in which they operate. Charges in 2015, 2014, and 2013 for these services amounted to $914 million, $692 million, and $592 million, respectively, and are included in operating revenue.

During 2013, the Registrant used a portion of the proceeds from the sale of the Molina Center, described in Note 12, "Debt," to repay the remaining principal balance of the related term loan, on behalf of a subsidiary of the Registrant.
The Registrant and its subsidiaries are included in the consolidated federal and state income tax returns filed by the Registrant. Income taxes are allocated to each subsidiary in accordance with an intercompany tax allocation agreement. The agreement allocates income taxes in an amount generally equivalent to the amount which would be expensed by the subsidiary if it filed a separate tax return. Net operating loss benefits are paid to the subsidiary by the Registrant to the extent such losses are utilized in the consolidated tax returns.
Note C - Dividends and Capital Contributions
When the Registrant receives dividends from its subsidiaries, such amounts are recorded as a reduction to the investments in the respective subsidiaries.
For all periods presented, the Registrant made capital contributions to certain subsidiaries primarily to comply with minimum net worth requirements and to fund contract acquisitions. Such amounts have been recorded as an increase in investment in the respective subsidiaries, net of insignificant returns of capital.
Note D - Related Party Transactions
The Registrant's related party transactions are described in Note 17, "Related Party Transactions."

23. Supplemental Condensed Consolidating Financial Information

The 5.375% Notes are guaranteed by certain of our wholly owned subsidiaries. The 5.375% Notes and the guarantees are effectively subordinated to all existing and future secured debt of us and our guarantors to the extent of the assets securing such debt. In addition, the 5.375% Notes and the guarantees are structurally subordinated to all indebtedness and other liabilities and preferred stock of our subsidiaries that do not guarantee the 5.375% Notes. The 5.375% Notes are fully and unconditionally guaranteed on a joint and several basis, with exceptions considered customary for such guarantees, limited to the release of the guarantee when a subsidiary guarantor's capital stock is sold, or a sale of all of the subsidiary guarantor's assets used in its operations. The following condensed consolidating financial statements present Molina Healthcare, Inc. (as parent guarantor), the subsidiary guarantors, the subsidiary non-guarantors and eliminations. These condensed consolidating financial statements have been prepared and presented in accordance with SEC Regulation S-X Rule 3-10, "Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered."

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2015
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$360	$42	$1,927	$—	$2,329
Investments	252	—	1,549	—	1,801
Receivables	—	79	518	—	597
Income taxes refundable	7	3	3	—	13
Due from (to) affiliates	86	(4)	(82)	—	—
Prepaid expenses and other current assets	46	11	136	(1)	192
Derivative asset	374	—	—	—	374
Total current assets	1,125	131	4,051	(1)	5,306
Property, equipment, and capitalized software, net	267	52	74	—	393
Deferred contract costs	—	81	—	—	81
Goodwill and intangible assets, net	61	246	334	—	641
Restricted investments	—	—	109	—	109
Investment in subsidiaries	2,205	1	—	(2,206)	—
Deferred income taxes	23	(35)	30	—	18
Other assets	36	2	6	(16)	28
	$3,717	$478	$4,604	$(2,223)	$6,576

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims and benefits payable	$—	$3	$1,682	$—	$1,685
Amounts due government agencies	—	1	728	—	729
Accounts payable and accrued liabilities	157	35	170	—	362
Deferred revenue	—	34	189	—	223
Current portion of long-term debt	449	—	—	—	449
Derivative liability	374	—	—	—	374
Total current liabilities	980	73	2,769	—	3,822
Long-term debt	1,160	—	16	(16)	1,160
Other long-term liabilities	20	2	16	(1)	37
Total liabilities	2,160	75	2,801	(17)	5,019
Total stockholders’ equity	1,557	403	1,803	(2,206)	1,557
	$3,717	$478	$4,604	$(2,223)	$6,576

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2014
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$75	$15	$1,449	$—	$1,539
Investments	126	—	893	—	1,019
Receivables	—	35	561	—	596
Due from (to) affiliates	18	(1)	(17)	—	—
Prepaid expenses and other current assets	33	25	11	(20)	49
Total current assets	252	74	2,897	(20)	3,203
Property, equipment, and capitalized software, net	265	25	51	—	341
Deferred contract costs	—	54	—	—	54
Goodwill and intangible assets, net	65	75	221	—	361
Restricted investments	—	5	97	—	102
Investment in subsidiaries	1,377	—	—	(1,377)	—
Derivative asset	11	—	—	—	329
Deferred income taxes	329	(17)	21	—	15
Other assets	43	—	5	(18)	30
	$2,342	$216	$3,292	$(1,415)	$4,435

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims and benefits payable	$—	$—	$1,201	$—	$1,201
Amounts due government agencies	—	2	525	—	527
Accounts payable and accrued liabilities	107	12	143	(20)	242
Deferred revenue	—	31	165	—	196
Income taxes (refundable) payable	(13)	7	15	—	9
Total current liabilities	94	52	2,049	(20)	2,175
Long-term debt	887	—	16	(16)	887
Derivative liability	329	—	—	—	329
Other long-term liabilities	22	1	13	(2)	34
Total liabilities	1,332	53	2,078	(38)	3,425
Total stockholders’ equity	1,010	163	1,214	(1,377)	1,010
	$2,342	$216	$3,292	$(1,415)	$4,435

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING STATEMENT OF INCOME

	Year Ended December 31, 2015
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Revenue:
Total revenue	$931	$293	$13,931	$(977)	$14,178
Expenses:
Medical care costs	55	36	11,753	(50)	11,794
Cost of service revenue	—	184	9	—	193
General and administrative expenses	797	41	1,235	(927)	1,146
Premium tax expenses	—	—	397	—	397
Health insurer fee expenses	—	—	157	—	157
Depreciation and amortization	82	4	18	—	104
Total expenses	934	265	13,569	(977)	13,791
Operating (loss) income	(3)	28	362	—	387
Total other expenses (income), net	66	—	(1)	—	65
(Loss) income before income taxes	(69)	28	363	—	322
Income tax (benefit) expense	(21)	9	191	—	179
Net (loss) income before equity in earnings of subsidiaries	(48)	19	172	—	143
Equity in net earnings of subsidiaries	191	(1)	—	(190)	—
Net income (loss)	$143	$18	$172	$(190)	$143

	Year Ended December 31, 2014
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Revenue:
Total revenue	$706	$240	$9,454	$(733)	$9,667
Expenses:
Medical care costs	46	27	8,034	(31)	8,076
Cost of service revenue	—	157	—	—	157
General and administrative expenses	583	29	855	(702)	765
Premium tax expenses	—	—	294	—	294
Health insurer fee expenses	—	—	89	—	89
Depreciation and amortization	73	5	15	—	93
Total expenses	702	218	9,287	(733)	9,474
Operating income	4	22	167	—	193
Total other expenses, net	58	—	—	—	58
(Loss) income before income taxes	(54)	22	167	—	135
Income tax (benefit) expense	(27)	8	92	—	73
Net (loss) income before equity in earnings of subsidiaries	(27)	14	75	—	62
Equity in net earnings of subsidiaries	89	—	—	(89)	—
Net income (loss)	$62	$14	$75	$(89)	$62

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING STATEMENT OF INCOME

	Year Ended December 31, 2013
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Revenue:
Total revenue	$602	$211	$6,385	$(609)	$6,589
Expenses:
Medical care costs	38	21	5,328	(7)	5,380
Cost of service revenue	—	161	—	—	161
General and administrative expenses	504	26	738	(602)	666
Premium tax expenses	—	—	172	—	172
Depreciation and amortization	51	7	15	—	73
Total expenses	593	215	6,253	(609)	6,452
Operating income (loss)	9	(4)	132	—	137
Total other expenses, net	55	—	1	—	56
(Loss) income before income taxes	(46)	(4)	131	—	81
Income tax (benefit) expense	(16)	(1)	53	—	36
Net (loss) income before equity in earnings of subsidiaries	(30)	(3)	78	—	45
Equity in net earnings of subsidiaries	83	—	—	(83)	—
Income (loss) from continuing operations	53	(3)	78	(83)	45
Income from discontinued operations, net of tax	—	—	8	—	8
Net income (loss)	$53	$(3)	$86	$(83)	$53

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31, 2015
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Net income	$143	$18	$172	$(190)	$143
Other comprehensive (loss) income, net of tax	(3)	—	(3)	3	(3)
Comprehensive income	$140	$18	$169	$(187)	$140

	Year Ended December 31, 2014
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Net income	$62	$14	$75	$(89)	$62
Other comprehensive income, net of tax	—	—	—	—	—
Comprehensive income	$62	$14	$75	$(89)	$62

	Year Ended December 31, 2013
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Net income (loss)	$53	$(3)	$86	$(83)	$53
Other comprehensive loss, net of tax	(1)	—	—	—	(1)
Comprehensive income (loss)	$52	$(3)	$86	$(83)	$52

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2015
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Operating activities:
Net cash provided by operating activities	$113	$58	$954	$—	$1,125
Investing activities:
Purchases of investments	(244)	—	(1,679)	—	(1,923)
Proceeds from sales and maturities of investments	118	—	1,008	—	1,126
Purchases of equipment	(91)	(23)	(18)	—	(132)
Decrease (increase) in restricted investments	—	5	(11)	—	(6)
Net cash paid in business combinations	—	(214)	(236)	—	(450)
Capital contributions to subsidiaries	(770)	238	532	—	—
Dividends received from subsidiaries	142	(17)	(125)	—	—
Change in amounts due to/from affiliates	(68)	15	53	—	—
Other, net	—	(35)	—	—	(35)
Net cash used in investing activities	(913)	(31)	(476)	—	(1,420)
Financing activities:
Proceeds from senior notes offering, net of issuance costs	689	—	—	—	689
Proceeds from common stock offering, net of issuance costs	373	—	—	—	373
Proceeds from employee stock plans	18	—	—	—	18
Other, net	5	—	—	—	5
Net cash provided by financing activities	1,085	—	—	—	1,085
Net increase in cash and cash equivalents	285	27	478	—	790
Cash and cash equivalents at beginning of period	75	15	1,449	—	1,539
Cash and cash equivalents at end of period	$360	$42	$1,927	$—	$2,329

	Year Ended December 31, 2014
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Operating activities:
Net cash provided by operating activities	$74	$29	$957	$—	$1,060
Investing activities:
Purchases of investments	(129)	—	(824)	—	(953)
Proceeds from sales and maturities of investments	263	—	370	—	633
Purchases of equipment	(94)	(12)	(9)	—	(115)
(Increase) decrease in restricted investments	—	5	(39)	—	(34)
Net cash paid in business combinations	—	—	(44)	—	(44)
Capital contributions to subsidiaries	(292)	14	278	—	—
Change in amounts due to/from affiliates	16	(1)	(15)	—	—
Other, net	8	(29)	(2)	—	(23)
Net cash used in investing activities	(228)	(23)	(285)	—	(536)
Financing activities:
Proceeds from senior notes offering, net of issuance costs	123	—	—	—	123
Contingent consideration liabilities settled	—	—	(50)	—	(50)
Principal payments on convertible senior notes	(10)	—	—	—	(10)
Proceeds from employee stock plans	14	—	—	—	14
Other, net	2	—	—	—	2
Net cash provided by (used in) financing activities	129	—	(50)	—	79
Net (decrease) increase in cash and cash equivalents	(25)	6	622	—	603
Cash and cash equivalents at beginning of period	100	9	827	—	936
Cash and cash equivalents at end of period	$75	$15	$1,449	$—	$1,539

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2013
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Operating activities:
Net cash (used in) provided by operating activities	$63	$(29)	$156	$—	$190
Investing activities:
Purchases of investments	(363)	—	(407)	—	(770)
Proceeds from sales and maturities of investments	98	—	302	—	400
Purchases of equipment	(77)	(8)	(13)	—	(98)
Increase in restricted investments	—	(10)	(9)	—	(19)
Net cash paid in business combinations	—	—	(62)	—	(62)
Capital contributions to subsidiaries	(166)	10	156	—	—
Dividends received from subsidiaries	24	—	(24)		—
Change in amounts due to/from affiliates	(6)	(4)	10	—	—
Other, net	(6)	13	(1)	—	6
Net cash (used in) provided by investing activities	(496)	1	(48)	—	(543)
Financing activities:
Proceeds from senior notes offering, net of issuance costs	538	—	—	—	538
Proceeds from sale-leaseback transactions	159	—	—	—	159
Purchase of call option	(149)	—	—	—	(149)
Proceeds from issuance of warrants	75	—	—	—	75
Treasury stock purchases	(53)	—	—	—	(53)
Principal payments on term loan	(47)	—	(1)	—	(48)
Repayment of amount borrowed under credit facility	(40)	—	—	—	(40)
Proceeds from employee stock plans	9	—	—	—	9
Other, net	2	—	—	—	2
Net cash provided by (used in) financing activities	494	—	(1)	—	493
Net increase (decrease) in cash and cash equivalents	61	(28)	107	—	140
Cash and cash equivalents at beginning of period	39	37	720	—	796
Cash and cash equivalents at end of period	$100	$9	$827	$—	$936